Exhibit 10.1

Execution Version

CREDIT AGREEMENT AND GUARANTY

dated as of

March 2, 2026

by and among

PULMONX CORPORATION,

as the Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

PERCEPTIVE CREDIT HOLDINGS V, LP,

as the Initial Lender and the Administrative Agent

U.S. $60,000,000

1

i

(continued)

(continued)

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(continued)

v

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments
Schedule 2	-	Products
Schedule 7.05(b)(i)	-	Intellectual Property
Schedule 7.05(b)(ii)	-	Intellectual Property Exceptions
Schedule 7.05(b)(iii)	-	Patent Exceptions
Schedule 7.05(c)	-	Material Intellectual Property
Schedule 7.06(a)	-	Litigation
Schedule 7.06(b)	-	Environmental Matters
Schedule 7.06(c)	-	Labor Matters
Schedule 7.08	-	Tax Compliance
Schedule 7.12(b)	-	Subsidiaries
Schedule 7.12(c)	-	Other Equity Interests
Schedule 7.13(a)	-	Indebtedness
Schedule 7.13(b)	-	Liens
Schedule 7.14(a)	-	Material Agreements
Schedule 7.14(b)	-	Material Vendor and Provider Agreements
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property
Schedule 7.17	-	Pension Matters
Schedule 7.19(b)	-	Regulatory Approvals
Schedule 7.19(e)	-	Regulatory Compliance
Schedule 7.19(h)	-	Qui Tam or FCA Litigation
Schedule 7.23	-	Accounts
Schedule 7.24	-	Royalty and Other Payments
Schedule 8.20	-	Swiss Security Documents
Schedule 9.05	-	Investments
Schedule 9.10	-	Transactions with Affiliates
Schedule 9.13(a)	-	Inbound Licenses
Schedule 9.13(b)	-	Outbound Licenses
Schedule 9.14	-	Sale and Leaseback Transactions

Exhibit A	-	Form of Guarantee Assumption Agreement
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Note
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-1	-	Form of Liquidity Certificate
Exhibit E-2	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption

Exhibit G	-	Form of Information and Collateral Certificate
Exhibit H	-	Form of Closing Date Certificate
Exhibit I	-	Form of Solvency Certificate
Exhibit J	-	Form of Intercompany Subordination Agreement
Exhibit K	-	Form of Warrant Certificate

CREDIT AGREEMENT AND GUARANTY

This Credit Agreement and Guaranty, dated as of March 2, 2026 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among Pulmonx Corporation, a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time parties hereto, Perceptive Credit Holdings V, LP, a Delaware limited partnership (“Perceptive”), as the initial lender (in such capacity, the “Initial Lender”), each other lender from time to time party hereto (together with the Initial Lender and their respective successors and assigns, collectively, the “Lenders”, and each, a “Lender”), and Perceptive, as the administrative agent and collateral agent for the Lenders (in such capacities, together with its successors and assigns in such capacities, the “Administrative Agent” or “Collateral Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Initial Lender provide a senior, secured, term loan facility to the Borrower in an aggregate principal amount of up to $60,000,000 (with (i) $40,000,000 in aggregate principal amount of Loans to be funded on the Closing Date (the “Initial Loan”) and (ii) up to an additional $20,000,000 to be available after the Closing Date, in each case subject to the terms and conditions set forth herein, including the applicable conditions precedent set forth in Section 6); and

WHEREAS, the Initial Lender is willing, on the terms and subject to the conditions set forth herein, to make the Loans to the Borrower.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“10-day VWAP” has the meaning set forth in Section 6.01(i).

“Account Control Agreement” means (a) a control agreement or other similar agreement with respect to one or more Controlled Accounts maintained in the U.S., entered into by the applicable depositary bank financial institution, securities intermediary or other Person, one or more Obligors and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, which provides the Administrative Agent “control” (within the meaning set forth in Section 9-104 of the UCC) of such Controlled Accounts, (b) with respect to any Deposit Account maintained in Switzerland, any notice delivered by the relevant Obligor to the third-party bank or other institution as contemplated under the Security Document to which such Obligor is party in which the applicable Obligor maintains a Deposit Account or an account holding investment property and which perfects Administrative Agent’s Lien in the subject account or accounts, or (c) with respect to any other jurisdiction, any similar arrangement reasonably satisfactory to the Collateral Agent as are customary in such locations.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, consolidation, merger, purchase of Equity Interests or other assets, or similar transaction having the same effect as any of the foregoing, (i) acquires any division, line of business or all or substantially all of the assets of any Person, (ii) acquires control of Equity Interests of such other Person representing more than 50% of the ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board, if the business affairs of such Person are managed by a Board, or (iii) acquires control of more than 50% of the Equity Interests in any Person (determined on a fully-diluted basis) engaged in any business that is not managed by a Board.

“Act” has the meaning set forth in Section 14.20.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Adverse Regulatory Event” means the occurrence of any of the following events or circumstances:

(a) (i) the failure of the Borrower or any of its Subsidiaries to hold, directly or through licensees or agents, in full force and effect, all Regulatory Approvals necessary or required for the Borrower or any Subsidiary to conduct its Product Development and Commercialization Activities; or (ii) the failure of any such Regulatory Approval to be valid or otherwise effective and in full force and effect;

(b) (i) the failure of the Borrower or any of its Subsidiaries to make or file with the FDA or any other applicable Regulatory Authority, any required notice, report, registration, listing, application or similar document, instrument, notice or report (each a “Regulatory Filing”) with respect to any Product or Product Development and Commercialization Activity or (ii) if filed, the failure of any such Regulatory Filing (at the time of such filing) to be complete, correct and in compliance with the applicable Law requiring such Regulatory Filing to be made;

(c) in connection with any clinical, preclinical, post-market, safety or other studies or tests being conducted by (or on behalf of) the Borrower or any of its Subsidiaries for purposes of obtaining any Regulatory Approval for any Product or any Product Development and Commercialization Activities, (i) the failure of any clinical, preclinical, safety or other required trial, study or test to be conducted in compliance with any applicable Law or Regulatory Approval; (ii) the failure of any related manufacturing, test or clinical trial site to be monitored by the Borrower or any of its Subsidiaries in compliance with any applicable Law, or Regulatory Approval; or (iii) the receipt by the Borrower or any of its Subsidiaries of written notice from the FDA or any other Regulatory Authority or IRB having regulatory oversight of the Borrower or any of its Subsidiaries, which notice requires the termination or suspension of any such clinical, preclinical, safety or other study or test;

(d) the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower, any agent, supplier, licensor or licensee of the Borrower or any of its Subsidiaries, receives from the FDA or any other Regulatory Authority any inspection report, warning letter or notice or similar document with respect to any Product or any Product Development and Commercialization Activities that asserts (i) that such Person lacks a required Regulatory Approval or Regulatory Filing with respect to such Product or Product Development and Commercialization Activity; or (ii) a lack of compliance with any applicable Laws, or Regulatory Approvals (or any similar order, injunction or decree) or (iii) that the FDA or such other Regulatory Authority has commenced any regulatory action, investigation or inquiry (other than routine or periodic inspections or reviews) with respect to any Product or any Product Development and Commercialization Activities; or

(e) with respect to any Product or Product Development and Commercialization Activities, (i) any product recall, safety alert, correction, withdrawal, marketing suspension or removal, or any closure or suspension of any related manufacturing facility or operation, in each case whether voluntary or involuntary, is mandated, conducted, undertaken or issued, as the case may be, at the request, demand or order of the FDA or any other any Regulatory Authority, or through the voluntary action of the Borrower or any of its Subsidiaries, (ii) the FDA or any other Regulatory Authority commences any criminal, injunctive, seizure, detention or civil penalty action or (iii) the Borrower or any of its Subsidiaries enters into any consent decree, plea agreement or other settlement with the FDA or any other Regulatory Authority with respect to any of the foregoing.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person; provided that, with respect to any Lender, an “Affiliate” of such Lender shall include any Related Fund of such Lender.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Margin” means 7.00% per annum, as potentially increased pursuant to Section 3.02(b).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit F.

“Bailee Letter” means a bailee letter substantially in the form of Exhibit F to the Security Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the Laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors (or equivalent management or oversight body) of such Person or any committee thereof duly authorized to act on behalf of such board (or equivalent body).

“Borrower” has the meaning set forth in the introduction hereto.

“Borrowing” means, as the context may require, any borrowing of (i) the Initial Loan on the Closing Date, (ii) the Second Tranche Delayed Draw Loans on a Second Tranche Delayed Draw Date or (iii) the Third Tranche Delayed Draw Loans on a Third Tranche Delayed Draw Date.

“Borrowing Date” means, with respect to the Initial Loan, the Closing Date, with respect to the Second Tranche Delayed Draw Loan, the Second Tranche Delayed Draw Date and, with respect to the Third Tranche Delayed Draw Loan, the Third Tranche Delayed Draw Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized to operate or are required to close in New York City.

“Calculation Date” has the meaning set forth in Section 10.02.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) acting jointly or otherwise in concert of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (ii) [reserved], (iii) the sale, conveyance or disposal of all or substantially all of the property or business of the Borrower and its Subsidiaries, taken as a whole, or (iv) so long as any Subsidiary is a Subsidiary Guarantor or is required to be a Subsidiary Guarantor hereunder, the Borrower shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of such Subsidiary (except for any such Equity Interests in the nature of directors’ qualifying Equity Interest required pursuant to any Law), free and clear of all Liens other than Permitted Liens and other than pursuant to a transaction permitted by the Loan Documents; provided that, for the avoidance of doubt, this clause (iv) shall not prevent or prohibit any merger, amalgamation or consolidation to the extent otherwise expressly permitted pursuant to Section 9.03.

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, information (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Closing Date” means the date on which (i) all conditions precedent set forth in Section 6.01 have been satisfied (or waived in accordance with Section 14.04) and (ii) the Initial Loans have been funded to the Borrower.

“Closing Date Certificate” has the meaning set forth in Section 6.01(c).

“CO” means the Swiss Federal Code of Obligations (Schweizerisches Obligationenrecht) of 30 March 1911 (SR 220), as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any asset or property in which a Lien is purported to be granted to any Secured Party under any Loan Document (including assets or properties created or acquired in the future, as the context may require), in each case excluding any Excluded Property.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“Commitment” means, collectively, the Initial Loan Commitments and the Delayed Draw Commitments. The aggregate Commitments of all Lenders on the Closing Date (prior to giving effect to the borrowing of the Initial Loans on the Closing Date) equals $60,000,000.

“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the NY UCC.

“Competitor” means a Person that is directly or indirectly engaged in the same or similar line of business (or an industry offering a substitute product or service) as Borrower and its Subsidiaries and any Person who Controls such Person or directly or indirectly consolidates into such person in accordance with GAAP.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Conforming Changes” means, with respect to either the use or administration of One-Month Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and/or frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.02(e) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contaminants” has the meaning set forth in Section 7.25(c).

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, documents, commitments, entitlements or engagements pursuant to which a Person has, or will have, any actual or contingent obligations or liabilities in each case in writing and “Contractual” has a meaning correlative thereto.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by Contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.18(a).

“Copyright” means all works of authorship (whether or not copyrightable), copyrightable works, copyrights, and copyright registrations and applications for copyright registration, including all renewals and extensions thereof.

“DEBA” means the Swiss Federal Act on Debt Enforcement and Bankruptcy of 11 April 1889 (SR 281.1), as amended from time to time.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.05, any Lender that has any unfunded Commitments and (i) has failed to perform any of its funding obligations in respect of its Commitment to make Loans hereunder, within three (3) Business Days of the date required to be funded by it hereunder, (ii) has notified the Borrower or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (iii) has, or has a direct or indirect parent company that has, (x) become the subject of an Insolvency Proceeding, (y) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (z) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delayed Draw Commitments” means, with respect to each Lender, the obligation of such Lender to make Second Tranche Delayed Draw Loans and Third Tranche Delayed Draw Loans to the Borrower on each Second Tranche Delayed Draw Date and Third Tranche Delayed Draw Date, as applicable, in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Second Tranche Delayed Draw Loan Commitments” or “Third Tranche Delayed Draw Loan Commitments”, as applicable, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate Delayed Draw Commitments of all Lenders on the Closing Date equals $20,000,000.

“Delayed Draw Date” means the date of the making of a Second Tranche Delayed Draw Loan or a Third Tranche Delayed Draw Loan hereunder, as the context may require, subject to the conditions precedent set forth in Section 6.02.

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the NY UCC.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea and the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).

“Device” means any medical instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, software (including software as a medical device), firmware, digital health technology, or other similar or related item, including any component, part or accessory, that (i) is intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment or prevention of disease, in a human or other animals, or is intended to affect the structure or any function of the body of a human or other animals, (ii) does not achieve its primary intended purpose or purposes through chemical action within or on the body of a human or other animals and (iii) is not dependent upon being metabolized for the achievement of its primary intended purpose or purposes; provided that any component or part of, or accessory to, a Device alone shall not constitute a Device or a Product for purpose of the Loan Documents.

“Device Marketing Application” means any premarket approval application submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e), any de novo request submitted under Section 513(f)(2) of the FD&C Act (21 U.S.C. § 360c(f)(2)), or any premarket notification submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking authorization from the FDA to commercially market a Device, or any corresponding foreign application in any other jurisdiction, including, with respect to the European Union, any equivalent submission to a Notified Body pursuant to an applicable directive of the European Council with respect to CE marking (or, if applicable, a self-certification of conformity with respect to any such directive through a “declaration of conformity”).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security, contract or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash or other distributions in cash or securities that would constitute Disqualified Equity Interests or any consideration other than Qualified Equity Interests in each case before the 91st day after the Maturity Date, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” means those Persons who are (i) Competitors of the Borrower and its Subsidiaries identified by the Borrower to the Administrative Agent from time to time in writing (which may be by e-mail), which designation shall be reasonably acceptable to the Administrative Agent and shall become effective upon acceptance by Administrative Agent of each such written designation sent to the Administrative Agent, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in any Loans; (ii) those Persons identified by the Borrower to the Administrative Agent in writing prior to the Closing Date, which designation shall be reasonably acceptable to the Administrative Agent and shall become effective immediately upon delivery of such written designation to the Administrative Agent; and (iii) in the case of each Person identified pursuant to clauses (i) and (ii) above, any of their Affiliates that are identified in writing (which may be by email) by the Borrower to the Administrative Agent from time to time or that are reasonably identifiable by name; provided, that no Person under this clause (iii) relating to a Competitor shall be an institutional lender, bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the Laws of the United States, any State of the United States or the District of Columbia.

“Eligible Transferee” means (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any Related Fund or other investment Fund that invests in loans or other obligations for borrowed money, (vi) any existing Lender, Affiliate of a Lender or Related Fund, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally engaged in the business of managing investments or holding assets for investment purposes; provided that notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, no Disqualified Lender shall be an Eligible Transferee.

“Environmental Law” means any federal, state, provincial or local law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of Hazardous Materials, and all local laws and regulations, whether U.S. or non-U.S. related to environmental matters and any specific agreements entered into with any Governmental Authority which include commitments related to environmental matters.

“Equity Interest” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities (including warrants, options and similar rights) directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Closing Date, and in each case, however classified or designated and whether voting or non-voting.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof with respect to a Title IV Plan; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, Taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material Claim (other than routine Claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such Plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any Lien (or the fulfillment of the conditions for the imposition of any Lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xviii) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits other than as required by applicable Laws which would materially increase the liability of any Obligor or any Subsidiary thereof.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, with respect to any currency, the rate of exchange at which the Administrative Agent could purchase such currency on a certain Business Day with another currency at the buying spot rate of exchange in the New York foreign exchange market on such Business Day.

“Excluded Account” means (i) Deposit Accounts of the Borrower or any of its Subsidiaries used exclusively for payroll, payroll taxes and other employee wage and benefit payments, (ii) trust and escrow accounts maintained exclusively for the purpose of holding funds in trust for third parties, (iii) Deposit Accounts, Securities Accounts or Commodity Accounts with an aggregate balance of $500,000 for all such accounts (or the Equivalent Amount thereof in other currencies) or less at any time, and (iv) Deposit Accounts, Securities Account or Commodity Account which are subject to Liens permitted by Section 9.02(o).

“Excluded Foreign Subsidiary” means any Foreign Subsidiary that is not required to become a Subsidiary Guarantor hereunder pursuant to Section 8.12(a); provided, that, notwithstanding anything to the contrary, no Subsidiary organized in Switzerland shall constitute an “Excluded Foreign Subsidiary”. As of the Closing Date, the following Subsidiaries are “Excluded Foreign Subsidiaries”: Pulmonx GmbH, Pulmonx Australia Pty Ltd, Pulmonx UK Limited, Pulmonx Hong Kong Limited, Pulmonx France SAS, Pulmonx Italy Sarl and Pulmonx Japan K.K.

“Excluded Property” means (a) any fee owned real estate owned by an Obligor with a fair market value of less than $1,000,000 and any leasehold interests in real property, (b) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a financing statement under the UCC and the aggregate fair market value of all such vehicles and other assets is less than $100,000, (c) any letter of credit rights having an aggregate fair market value, taken together with all other letter of credit rights, of less than $500,000, (d) assets for so long as a pledge thereof or a security interest therein is prohibited by applicable Laws, (e) Excluded Accounts and the cash and cash equivalents contained therein (including securities entitlements and related assets), (f) any lease, license or other agreements, or any property subject to a purchase money security interest, capital lease or similar arrangements, in each case not prohibited by the Loan Documents, to the extent that a pledge thereof or security interest therein would violate or invalidate such lease, license or agreement, purchase money security interest, capital lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Borrower and its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (g) assets for which the Administrative Agent determines in its reasonable discretion in consultation with the Borrower that the cost (including any adverse tax consequence) of creating or perfecting such pledges or security interests therein would be excessive in view of the benefits to be obtained by the Lenders therefrom, and (h) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Federal law.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that otherwise are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.03(h)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Expense Deposit” means the “Expense Deposit” as such term is defined in the Summary of Terms.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any applicable intergovernmental agreement, treaty or convention among Governmental Authorities and implementing the foregoing.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (ii) zero percent (0%).

“Federal Health Care Program” means any “federal health care program” as defined in U.S.C § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.

“Fee Letter” means the Fee Letter, dated as of the Closing Date, between the Borrower and the Administrative Agent.

“Finance Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP on the date of this Agreement (without giving effect to the adoption of ASU No. 2016-02, Leases (Topic 842)), whether or not such operating leases were in effect on such date, shall continue to be treated as operating leases (and not capital leases) for purposes of determining the amount of any Indebtedness under this Agreement, regardless of any change in GAAP or the application of GAAP by the Borrower after the date of this Agreement that would otherwise require such leases to be recharacterized as capital leases or finance leases.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination; provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant or threshold in this Agreement, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or threshold with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, and, until any such amendments have been agreed upon, such covenants and thresholds shall be calculated as if no such change in GAAP has occurred. Subject to Section 1.02 and the definition of Finance Lease Obligation, all references to “GAAP” shall be to GAAP applied consistently.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, filing or notice of, issued by, from or to, or other act by or in respect of, any Governmental Authority, in connection with any Law or otherwise, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political agency, department or subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other Law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of any country, in each case, whether U.S. or non-U.S., including, without limitation, the FDA, Department of Health and Human Services (HHS), HHS Office of the Inspector General (HHS OIG), U.S. Department of Justice (DOJ), and any other agency, branch or other governmental body that has regulatory, enforcement, supervisory or administrative authority or oversight over, or is charged with the responsibility or vested with the authority to administer or enforce, any applicable Health Care Laws or issue or approve any Governmental Approval under or in connection with any such applicable Health Care Laws.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person (the “guarantor”) guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation. The amount of any Guarantee shall be deemed, without duplication of the primary obligation, to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding the foregoing, the term “Guarantee” shall not include endorsements for collection in the ordinary course of business or customary indemnities or warranties.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is regulated as or deemed “hazardous” or “toxic” or words of like import under any Environmental Law, including, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to any Environmental Law.

“Healthcare Laws” means, collectively, all Laws applicable to the business of the Borrower or any other Obligor, regulating research or development, manufacturing, testing, labeling, storage, sale or distribution, import or export, promotion and provision of or payment by any third party payor, with respect to any Product, and interactions with health care professionals, including, as applicable: HIPAA; Section

1128B(b) of the Social Security Act, as amended; 42 U.S.C. § 1320a-7b (Criminal Penalties Involving Federal Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute”; False Claims Act (31 U.S.C. §§ 3729-3733); Section 1877 of the Social Security Act, as amended; 42 U.S.C. § 1395nn (Limitation on Certain Physician Referrals), commonly referred to as the “Stark Law”; the FD&C Act and its applicable implementing regulations (including with respect to Good Manufacturing Practices), device labeling regulations and all other applicable regulations of 21 C.F.R. Part 801 et seq.; Titles XVIII and XIX of the Social Security Act (the Medicare and Medicaid Statutes) and all rules and regulations with respect thereto, and all state laws governing the offer, payment, solicitation or receipt of any remuneration in exchange for a referral, furnishing, arranging for the furnishing, lease, purchase, order, or recommendation of any health care product or service; the federal TRICARE Statute (10 U.S.C. § 1071 et seq.); the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); Laws governing federal or state funded research grants and services agreements, human subjects research protections, informed consent, and oversight and management of research misconduct allegations, including but not limited to 42 CFR Part 93 and regulations for the protection of human subjects in research promulgated at 45 CFR Part 46 and applicable subparts; Laws applicable to animal welfare in preclinical and post-market testing, including, without limitation, the U.S. Department of Agriculture’s Animal Welfare Act and IACUC oversight requirements; Laws applicable to laboratory operations relating to Product research and development; and all corollary state Laws and the rules and regulations and binding guidance having the force or effect of Law promulgated under or pursuant to any of the foregoing.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Statute, and its implementing regulations (and corollary state laws protecting patient health information and records).

“IACUC” means Institutional Animal Care and Use Committee.

“IDE” means an application, including an application filed with any Regulatory Authority, for authorization to commence clinical trials with respect to any Device, including (i) an Investigational Device Exemption as defined in the FD&C Act and 21 C.F.R. Part 820 or any successor application or procedure filed with the FDA, (ii) an abbreviated Investigational Device Exemption as specified in FDA regulations in 21 C.F.R. § 812.2(b), (iii) any equivalent of a United States Investigational Device Exemption in countries, jurisdictions or Governmental Authorities outside of the United States, (iv) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing, and (v) all related documents and correspondence related thereto, including documents and correspondence with Institutional Review Boards.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not more than one hundred twenty (120) days past due), including, without limitation, earn out obligations reflected as a liability on the balance sheet of such Person in accordance with GAAP, (v) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby has been assumed (valued, in the case that such obligations have not been assumed by such Person, at the lesser of (x) the aggregate unpaid amount of such obligations and (y) the fair market value of the property encumbered thereby on the date such Indebtedness was incurred or, at the option of such Person, at such date of determination, in each case as determined by such Person in good faith), (vi) all Guarantees by such Person of Indebtedness of others, (vii) all Finance Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) obligations with respect to any net settlement amount payable under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances that are not otherwise cash collateralized, (xi) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, and (xii) any Disqualified Equity Interests of or issued by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The term “Indebtedness” shall not include (1) prepaid or deferred revenues, deferred compensation, liabilities for customer prepayments or operating leases, in each case, incurred in the ordinary course of business (including, without limitation, transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), and (2) except for Indebtedness described in clause (iv) above, operating expenses accrued in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information and Collateral Certificate” means an Information and Collateral Certificate substantially in the form of Exhibit G.

“Information Technology Systems” means any information technology and communication systems or infrastructure owned, licensed by, relied upon or used by the Obligors and/or their Subsidiaries in connection with and material to the operation of the Obligors and/or their Subsidiaries’ businesses as currently conducted, including all computers, computer networks, websites, applications, databases, software, hardware, middleware, firmware, servers, routers, and other information technology, communication and storage systems, platforms and services (including any outsourced, leased or licensed systems, platforms or services).

“Initial Lender” has the meaning set forth in the preamble hereto.

“Initial Loan” has the meaning set forth in the recitals hereto.

“Initial Loan Commitment” means, with respect to each Lender, the obligation of such Lender to make Initial Loans to the Borrower on the Closing Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Initial Loan Commitments”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate Initial Loan Commitment on the Closing Date (prior to giving effect to the borrowing of the Initial Loans) equals $40,000,000.

“Insolvency Proceeding” means the commencement of any case or other proceeding by any Obligor seeking liquidation, reorganization or other similar relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or such Obligor (other than the Swiss Subsidiary) shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or such Obligor (other than the Swiss Subsidiary) shall make a general assignment for the benefit of creditors, or formally admits in writing its inability or shall fail generally to pay its debts as they become due, or such Obligor shall take any corporate action to authorize any of the foregoing. In respect of any Swiss Subsidiary, any Swiss Insolvency Event.

“Intellectual Property” means all intellectual property rights, including, Patents, Utility Models, Trademarks, Copyrights, trade secrets and proprietary rights in software, source code, know how, data and proprietary information, and Technical Information, whether registered or not, domestic and foreign. Intellectual Property shall include, without limitation, all:

(a) applications or registrations relating to the foregoing;

(b) rights and privileges arising under any Law with respect to the foregoing;

(c) rights to sue for past, present or future infringements of the foregoing; and

(d) rights of the same or similar effect or nature in any jurisdiction corresponding to the foregoing throughout the world.

“Intellectual Property Security Agreement” has the meaning set forth in the Security Agreement.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by each Obligor and each of their Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by an Obligor shall be subordinated to the prior payment in full in cash of all Obligations (other than Warrant Obligations and inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document survive repayment of the Loans for which no claim has been made), such agreement to be in substantially the form attached hereto as Exhibit J.

“Interest Period” means, with respect to any Borrowing, (i) initially, the period commencing on (and including) the Borrowing Date thereof and ending on (and including) the last day of the calendar month in which such Borrowing was made, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date.

“Interest Rate” means, for any Interest Period, the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Reference Rate and (y) three and three-quarters percent (3.75%).

“Invention” means any discovery, design, development, idea, concept, formula, process, technique, know-how, method, prototype, model, drawing, device, composition, software, work of authorship, improvement, or any novel, inventive or useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive or useful improvement in any of the foregoing, in each case, whether or not patentable or registrable.

“Investment” means, for any Person, any direct or indirect acquisition or investment by such Person, by means of (i) the purchase or other acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other equity ownership interests or other securities of any other Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or Equity Interest

(or similar equity participation) in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees any Indebtedness of such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of property or assets or business of another Person or assets that constitute a business unit, line of business or division of such Person. For purposes of covenant compliance hereunder or under any other Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments or payments to the Borrower for the purpose of complying with Section 9.16(a) (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment) in each case, in cash from internally generated cash flow of the Person in which such Investment was made.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Knowledge” means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person, after due inquiry.

“Landlord Consent” means a landlord consent substantially in the form of Exhibit E to the Security Agreement.

“Law” means any U.S., international, foreign, federal, state, provincial, territorial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable determination, order, injunction or judgment of any applicable arbitrator, court, or other Governmental Authority, administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means any mortgage, lien, license, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, easement, right-of-way, option or adverse claim with respect to ownership or possession or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Liquidity” means unrestricted cash and Permitted Cash Equivalent Investments of the Obligors, in each case, after the time period provided for under Section 8.20(c), to the extent held in one or more Controlled Accounts.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, any Guarantee Assumption Agreement, any Information and Collateral Certificate, any Warrant Certificate, the Fee Letter, the Intercompany Subordination Agreement and any subordination agreement, intercreditor agreement, guarantee or other present or future document, instrument, agreement, certificate delivered to the Administrative Agent or any Lender, and in each case, executed by an Obligor in connection with this Agreement or any of the other Loan Documents and as amended, restated, modified or otherwise supplemented from time to time.

“Loans” means, collectively, the Initial Loan, the Second Tranche Delayed Draw Loan and the Third Tranche Delayed Draw Loan, and “Loan” means any of the foregoing.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, Contractual, legal or equitable, including loss of value or revenue, reasonable and documented out-of-pocket professional fees, including reasonable and documented out-of-pocket fees and disbursements of legal counsel on a full indemnity basis, and all reasonable and documented out-of-pocket costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” means a material adverse change in or a material adverse effect upon (i) the business, performance, condition (financial or otherwise), operations or property of the Obligors, taken as a whole, (ii) the ability of the Obligors taken as a whole to perform their obligations under any of the Loan Documents, or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents.

“Material Agreements” means (i) each Contract listed in Schedule 7.14(a), and (ii) all other material Contracts (including Product Agreements) to which any Obligor is a party or a beneficiary from time to time, including those that are directly or indirectly associated with contract manufacturing, distribution of Products or the payment of royalties by any Obligor to third parties, in each case, if (x) the absence or termination of which could reasonably be expected to result in a Material Adverse Effect or (y) such Contract involves monetary liability of or to any such Person in an amount in excess of $2,500,000. For the avoidance of doubt, the term Material Agreement does not include any employee or executive offer letter.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds a principal amount of $1,500,000 (or the Equivalent Amount thereof in other currencies).

“Material Intellectual Property” means (i) all Obligor Intellectual Property described in Schedule 7.05(c); and (ii) any other Obligor Intellectual Property, whether currently owned or licensed or acquired, developed or otherwise licensed or obtained after the date hereof, (x) the loss of which could reasonably be expected to have a Material Adverse Effect or a Material Regulatory Event, (y) that is, or is reasonably expected to be, necessary for or material to any Product Development and Commercialization Activities or (z) that has a fair market value of $2,500,000 or more.

“Material Regulatory Event” means an Adverse Regulatory Event that (i) individually has resulted in, or could reasonably be expected to result in, a fine, penalty or Loss (excluding a Loss solely due to the loss of revenue) in excess of $2,000,000 per occurrence, (ii) when taken together with each other Adverse Regulatory Event that has occurred since the Closing Date, has resulted in a fine, penalty or Loss (excluding a Loss due solely to the loss of revenue) in excess of $5,000,000 in the aggregate, or (iii) has, directly or indirectly, resulted in a mandatory or voluntary recall of any Product which in each case involves product costs in excess of $2,000,000.

“Material Trademark Intellectual Property” means all Trademarks constituting Material Intellectual Property.

“Maturity Date” means March 2, 2031.

“Maximum Rate” has the meaning set forth in Section 14.22.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“MNPI Notice Window” means any time commencing three Business Days after the Administrative Agent delivers written notice to the Borrower of its willingness to receive material non-public information, and ending three Business Days after Administrative Agent delivers written notice to the Borrower that it is no longer willing to receive material non-public information.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event experienced or suffered by the Borrower or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) in the form of property casualty insurance proceeds or condemnation awards in respect of such Casualty Event, from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable costs, fees and expenses related thereto incurred by the Borrower or such Subsidiary in connection therewith, and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith (as reasonably estimated in good faith by the Borrower); and (ii) with respect to any Asset Sale by the Borrower or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by the Borrower or such Subsidiary in connection therewith, (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith (as reasonably estimated in good faith by the Borrower), and (z) amounts required to be applied to repay Indebtedness (other than the Obligations) secured by a Permitted Priority Lien on any asset that is the subject of such Asset Sale or Casualty Event, as applicable, including amounts required to repay principal, interest, prepayment and other fees, penalties and other amounts required to be paid with respect thereto; provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) paid or payable to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries, and (y) properly attributable to such Casualty Event or Asset Sale, as the case may be.

“Note” means a promissory note, in substantially the form attached hereto as Exhibit C, executed and delivered by the Borrower in accordance with Section 2.03.

“Notified Body” means an entity licensed, authorized or approved by an applicable Governmental Authority to assess and certify the conformity of a Device with the requirements of Regulation (EU) 2017/745 concerning medical devices, and applicable harmonized standards.

“NY UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations and Warrant Obligations), any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest accruing under the Loan Documents, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including reasonable and documented out-of-pocket fees, charges and disbursement of counsel), interest, commissions, Prepayment Premium, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document; provided that Warrant Obligations shall cease to be Obligations for purposes of this Agreement once all other Obligations (other than contingent obligations as to which no claims have been asserted) have been paid in full in cash.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and assigns.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“One-Month Term SOFR” means, the Reference Rate (expressed, as a decimal, rounded upwards, if necessary, to the nearest 1/100th of 1%) for a one month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Reference Rate for the applicable tenor has not been published on the SOFR Administrator’s Website, then One-Month Term SOFR will be the Reference Rate for such tenor as published on the first preceding U.S. Government Securities Business Day for which such Reference Rate for such tenor was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Organic Document” means, for any Person, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar agreements and arrangements applicable to such Person’s Equity Interests or any equivalent document of any of the foregoing.

“Original Jurisdiction” means, in relation to a Subsidiary, the jurisdiction under whose laws such Subsidiary is incorporated as of the Closing Date or, in the case of a Person that becomes a Subsidiary after the Closing Date, as of the date on which such Person becomes a Subsidiary.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(e).

“Patents” means all patents and patent applications in any form in any worldwide jurisdiction, including (i) the Inventions and improvements described and claimed therein, and (ii) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

“Payment Date” means (i) the last day of each Interest Period; provided that if such last day of any Interest Period is not a Business Day, then the Payment Date for such Interest Period will be the next succeeding day that is a Business Day, and (ii) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a) no Event of Default shall have occurred and be continuing or could reasonably be expected to immediately result therefrom;

(b) all transactions in connection therewith shall be consummated in all material respects in accordance with all applicable Law and in conformity with all applicable Governmental Approvals;

(c) in the case of the Acquisition of Equity Interests of such Person, (i) all of such Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying Equity Interest required pursuant to any Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition, shall be owned 100% by the Borrower or a wholly-owned, direct or indirect Subsidiary of the Borrower and, if held by an Obligor, within the time periods and to the extent required by Section 8.12, pledged by the Borrower or applicable Subsidiary to the Secured Parties pursuant to Section 8.12, and (ii) in the event of an Acquisition that requires or results in the creation or acquisition of a new Subsidiary of the Borrower, the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.12 within the time periods and to the extent required by Section 8.12.

(d) such Person (in the case of an Acquisition of Equity Interests) or assets (in the case of an Acquisition of assets or a division) shall be engaged or used, as the case may be, in the same or related, complementary, incidental or ancillary business or lines of business in which the Borrower and/or its Subsidiaries are engaged;

(e) on a pro forma basis after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10 with respect to the period most recently tested for which financial statements have been provided;

(f) the fair market value (as reasonably determined by the Borrower in good faith) of the consideration paid in such Acquisition (including any cash proceeds received in respect the issuance of any Equity Interests by the Borrower or any of its Subsidiaries), when taken together with the fair market value (as reasonably determined by the Borrower in good faith) of consideration paid in connection with all other

Permitted Acquisitions consummated since the Closing Date (in each case for purposes hereof to be determined by the Borrower acting reasonably and in good faith by including (1) all Indebtedness assumed in connection therewith (2) all payments made in connection therewith in the form of Equity Interests, cash or other property or assets, and (3) all deferred purchase price payments, whether in respect of earn-out payments, post-closing adjustments, payments on “seller notes” or otherwise related thereto, in each case to the extent actually paid), does not exceed $5,000,000 (or the Equivalent Amount in other currencies) in the aggregate for all such Acquisitions;

(g) with respect to any such Acquisition where (i) such Person acquired is a Subsidiary organized in a jurisdiction that is outside of the United States and is not required to become a Subsidiary Guarantor pursuant to Section 8.12 of this Agreement, (ii) in the case of an Acquisition of assets, such assets do not constitute Collateral under this Agreement or any other Loan Document, or (iii) in the case of an Acquisition involving an in-license to a Subsidiary that is not an Obligor, in each case, where the fair market value (as reasonably determined by the Borrower in good faith) of the consideration paid in connection with such Acquisition does not exceed $2,000,000 (or the Equivalent Amount in other currencies) in the aggregate for such Acquisition;

(h) the Borrower shall have provided the Administrative Agent with at least five (5) Business Days’ (or such shorter period agreed to by Administrative Agent) prior written notice of the consummation of any such Acquisition, and promptly following the reasonable request of the Administrative Agent, the Borrower shall provide the Administrative Agent with (i) a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by the Administrative Agent), (ii) any available quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the 12 month period ending 30 days immediately prior to the projected closing date for such Acquisition, including any audited financial statements that are available, (iii) a summary of any due diligence conducted by or on behalf of the Borrower or any of its Subsidiaries, as applicable, prior to such Acquisition, (iv) to the extent prepared in connection with such Acquisition, a copy of the quality of earnings report (in the case of clauses (iii) and (iv), subject to Administrative Agent’s execution and delivery of a customary non-reliance letter); provided that (unless the Administrative Agent agrees otherwise in writing, which may be by email) a quality of earnings report shall be required to be prepared and a copy thereof delivered to the Administrative Agent in connection with any Acquisition having an Acquisition Consideration exceeding $2,500,000, and (v) any other information reasonably requested by the Administrative Agent;

(i) with respect to any Acquisition involving an in-license to an Obligor, all such in-licenses or agreements related thereto shall constitute Collateral, and the Administrative Agent shall have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents; and

(j) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying as to compliance with clauses (a), (b) and (e) of this definition (including attaching reasonably detailed calculations in respect thereof), and (ii) reasonably detailed calculations of any contingent liabilities, earn-out payments or similar deferred purchase price obligations and prospective research and development costs associated with the Person or assets being acquired.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two years from the date of acquisition, (ii) commercial paper maturing no more than one year after its creation and having one of the two highest ratings from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s, (iv) time Deposit Accounts, demand Deposit Accounts and certificates of deposit with any commercial bank or trust company of recognized standing having capital and surplus in excess of $250,000,000, (v) repurchase agreements entered into with a bank or trust company or recognized securities dealer having capital and surplus in excess of $250,000,000, (vi) money market funds publicly traded or regulated by a Governmental Authority at least 95% of the assets of which are invested in cash equivalents of the type described in clauses (i) through (iv) above, and (vii) all Investments permitted by the Borrower’s board-approved investment policy, as amended from time to time; provided that any such amendment after the Closing Date is approved in writing by the Administrative Agent.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Priority Liens” means Liens permitted and incurred under Section 9.02(b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (r), (s), (t), and (u).

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancing, extension, renewal and replacement of such Indebtedness; provided that such refinancing, extension, renewal or replacement (a) shall not (i) increase the outstanding principal amount of such refinanced Indebtedness, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness (provided that the final maturity date of such Indebtedness shall be on or after the final maturity of the Indebtedness being refinanced and the Weighted Average Life to Maturity of such Indebtedness being refinanced and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Indebtedness being refinanced), (iii) have an applicable interest rate or equivalent yield that exceeds the interest rate or yield of the Indebtedness being replaced, (iv) contain any new requirement to grant any Lien or security or to give any Guarantee that was not an existing requirement of such Indebtedness, (b) shall not result in a Default immediately after giving effect thereto and (c) shall be subject to an intercreditor agreement or subordination agreement, as applicable, in favor of the Administrative Agent, to the extent that such Indebtedness being refinanced, extended, renewed or replaced was subject to an intercreditor agreement or subordination agreement in each case, on terms at least as favorable to the Administrative Agent and the Lenders as the Indebtedness being refinanced, extended, renewed or replaced or is otherwise subject to terms satisfactory to the Administrative Agent.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Personal Information” means any information in any form or media that alone or in combination with other information identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked directly or indirectly, with a natural person, household, browser or device or any information that otherwise constitutes “personally identifiable information,” “personal information,” or “personal data” or similar terms as defined by applicable Laws. For the avoidance of doubt, Personal Information includes “individually identifiable personal health information”, “protected health information” or similar terms as defined under HIPAA.

“PIK Interest” has the meaning set forth in Section 3.02(e).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Obligor or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Premium” means, as of the date of the occurrence of a Prepayment Premium Trigger Event:

(i) if such Prepayment Premium Trigger Event occurs on or prior to the first anniversary of the Closing Date, an amount equal to ten percent (10.00%) of the aggregate outstanding principal amount of the Loans being prepaid or deemed to have been prepaid on such date;

(ii) if such Prepayment Premium Trigger Event occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to eight percent (8.00%) of the aggregate outstanding principal amount of the Loans being prepaid or deemed to have been prepaid on such date;

(iii) if such Prepayment Premium Trigger Event occurs after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to four percent (4.00%) of the aggregate outstanding principal amount of the Loans being prepaid or deemed to have been prepaid on such date;

(iv) if such Prepayment Premium Trigger Event occurs after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, an amount equal to two percent (2.00%) of the aggregate outstanding principal amount of the Loans being prepaid or deemed to have been prepaid on such date; and

(v) if such Prepayment Premium Trigger Event occurs after the fourth anniversary of the Closing Date but prior to the Maturity Date, an amount equal to zero percent (0.00%) of the aggregate outstanding principal amount of the Loans being prepaid or deemed to have been prepaid on such date, provided that, to avoid doubt, no Prepayment Premium is payable on the Maturity Date.

“Prepayment Premium Trigger Event” means:

(i) any prepayment or repayment (prior to the Maturity Date) by any Obligor of all or any part of the principal balance of any Loan for any reason (including, but not limited to, any voluntary prepayment or mandatory prepayment (other than mandatory prepayments made pursuant to Section 3.03(b)(i)), any distribution in respect thereof and any refinancing thereof), whether in whole or in part, and whether before or after (a) the occurrence of an Event of Default or (b) the commencement of an Insolvency Proceeding;

(ii) the acceleration of the Obligations (other than Warrant Obligations) for any reason, including as a result of an Event of Default or the commencement of an Insolvency Proceeding; or

(iii) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations (other than Warrant Obligations) in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Obligations.

“Privacy and Data Security Laws” means any and all applicable Laws relating to privacy, data protection, data security or the Processing of Personal Information, including Laws relating to breach notification, as any of the foregoing may be amended, modified, supplemented or replaced from time to time.

“Privacy and Data Security Requirements” has the meaning set forth in Section 7.25(a).

“Process” or “Processing” means the collection, recording, protection, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, transfer (including cross-border transfers), alignment or combination, blocking, erasure or destruction of Personal Information.

“Product” means (i) those Devices set forth (and described in reasonable detail) on Schedule 2, and (ii) any current or future Device developed, distributed, manufactured, promoted, licensed, marketed, sold or otherwise commercialized by the Borrower or any of its Subsidiaries, including any such Device currently in development.

“Product Agreement” means, with respect to any Product, any Contract, license, document, instrument, interest (equity or otherwise) or the like under which one or more Persons grants or receives (i) any right, title or interest with respect to the Product Development and Commercialization Activities of such Product, or (ii) any right to exclude any other Person from engaging in, or otherwise restricting any right, title or interest as to, any Product Development and Commercialization Activities with respect to such Product, including any Contract with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to such entity.

“Product Authorizations” means any and all approvals (including applicable supplements, amendments, pre- and post- approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), clearances, licenses, notifications, registrations or authorizations of any Regulatory Authority or any Notified Body necessary for the manufacture, ownership, use or other commercialization of any Product or for any Product Development and Commercialization Activities with respect thereto in any country or jurisdiction.

“Product Development and Commercialization Activities” means, with respect to any Product, any (i) research, development, manufacture, compliance, importation, exportation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, licensing, purchasing or other commercialization activities, (ii) receipt of payment in respect of any of the foregoing (including, without limitation, in respect of any licensing, royalty or similar payments), or (iii) like activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all Product Agreements, books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, owned or possessed by the Borrower or any of its Subsidiaries that is necessary or useful for any Product

Development and Commercialization Activities relating to such Product, including (i) brand materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (ii) clinical data, information included or supporting any Product Authorization or other Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (iii) litigation and dispute records, and accounting records; (iv) all documents, records and files relating to Intellectual Property, including all correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other intellectual property registries, including the U.S. Patent & Trademark Office), and (v) all other information, techniques and know-how necessary or useful in connection with the Product Development and Commercialization Activities for any Product.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) made or offered to any officer, employee or elected office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, or any royal family member that is prohibited under the U.S. Foreign Corrupt Practices Act (15 U.S.C. 78dd-1, et seq.) or any other applicable corruption, bribery or kickback Law for the purpose of influencing any act or decision of such payee in such payee’s official capacity, inducing such payee to do or omit to do any act in violation of such payee’s lawful duty, securing any improper advantage or inducing such payee to use such payee’s influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of the Commitment (or, if the Commitments are terminated or drawn, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of the Commitments (or, if the Commitments are terminated or drawn, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee Benefit Plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be Tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any Landlord Consents, Bailee Letters and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, as amended, supplemented or otherwise modified from time to time.

“Recipient” means the Administrative Agent or any Lender.

“Redemption Price” has the meaning set forth in Section 3.03(a)(i).

“Reference Rate” means One-Month Term SOFR; provided that if One-Month Term SOFR can no longer be determined by the Administrative Agent for any reason (in its sole but reasonable discretion, which determination shall be conclusive absent manifest error), including as a result of the One-Month Term SOFR not being available or published on the SOFR Administrator’s Website on a current basis or as a result of the occurrence of a Reference Rate Transition Event, then the Administrative Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided, further that, until such alternate rate of interest is agreed upon by the Administrative Agent and the Borrower, the Reference Rate for purposes hereof and of each other Loan Document shall be the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal (unless otherwise agreed by the Administrative Agent and the Borrower).

“Reference Rate Transition Event” means the occurrence of one or more of the following events with respect to the Reference Rate then in effect:

“Referral Source” has the meaning set forth in Section 7.07(b).

(a) a public statement or publication of information by or on behalf of the administrator of such Reference Rate announcing that such administrator has ceased or will cease to provide such Reference Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate;

(b) a public statement or publication of information by the Governmental Authority governing or regulating the administrator of such Reference Rate, the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the then-current administrator for such Reference Rate, a resolution authority with jurisdiction over the then-current administrator for such Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Reference Rate, which in any case states that the then-current administrator of such Reference Rate has ceased or will cease to provide such Reference Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate; or

(c) a public statement or publication of information by the Governmental Authority governing or regulating the then-current administrator of such Reference Rate announcing that such Reference Rate is no longer representative.

For the avoidance of doubt, a “Reference Rate Transition Event” will be deemed to have occurred with respect to any Reference Rate if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of such Reference Rate (or the published component used in the calculation thereof).

“Refinanced Debt” means the Indebtedness and related obligations under that certain Amended and Restated Loan and Security Agreement, dated as of February 20, 2020 (as amended, restated or otherwise modified from time to time) among, inter alios, the Borrower, the other loan parties from time to time parties thereto, the guarantors from time to time parties thereto, and Canadian Imperial Bank of Commerce, as lender.

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any Governmental Approval relating to any Product or Product Development and Commercialization Activities, including all Product Authorizations, IDEs and Device Marketing Applications held by any Obligor or any of its respective licensors, as applicable, or that are pending before the FDA or equivalent non-U.S. Governmental Authority with respect to the Products.

“Regulatory Authority” means any Governmental Authority (including the FDA and all equivalent Governmental Authorities having jurisdiction outside the U.S.) that has regulatory oversight with respect to the use, permitting, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Device, including any Product, of an Obligor.

“Related Fund” means, with respect to any Lender, any Fund which is managed or advised by the same investment manager or investment adviser as such Lender or, if it is managed by a different investment manager or investment adviser, a Fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Lender.

“Related Parties” has the meaning set forth in Section 14.16.

“Related Person” means, any employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors of such Person or those of any of its Affiliates.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the sum of the (i) unused Commitments and (ii) outstanding principal amount of the Loans, in each case, then in effect provided that the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, unless all Lenders are Defaulting Lenders; provided that notwithstanding the foregoing, so long as Perceptive or any of its Affiliates or Related Funds has any Commitments or Loans outstanding in an amount greater than 40% of such Commitments or Loans as of the Closing Date, “Required Lenders” shall include Perceptive, such Affiliates and/or Related Fund, as applicable.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Responsible Officer” means, for any Person, each of the chief executive officer, chief financial officer, chief operating officer, president, vice president, treasurer, secretary or any similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of the Borrower or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests of the Borrower or any of its Subsidiaries.

“Restrictive Agreement” means any indenture, agreement, instrument or other Contract that prohibits or restricts or imposes any condition upon (i) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Secured Parties (other than (x) customary provisions in Contracts (including without limitation leases and licenses of Intellectual Property, online terms of service or other terms of use or similar agreements, including licenses to off-the-shelf software, open source code and/or application programming interfaces of others that are commercially available to the public under shrink-wrap licenses, clickwrap licenses) restricting the assignment thereof, (y) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(g), (i), (j), (l) and (s), in each case to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness (and any proceeds or profits thereof or any improvements thereof)), and (z) customary prohibitions or limitations contained in any agreement related to any Asset Sale permitted pursuant to Section 9.09 pending the consummation of such Asset Sale to the extent such prohibitions or limitations apply solely to the assets subject to such Asset Sale) or (ii) the ability of the Borrower or any of its Subsidiaries to make Restricted Payments with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or of its Subsidiaries.

“Revenue” means, for any relevant fiscal period, consolidated net revenues of the Borrower and its Subsidiaries during such fiscal period determined on a consolidated basis in accordance with GAAP.

“Sanctions” means any applicable international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States or other relevant sanctions authority.

“Second Tranche Delayed Draw Commitment Termination Date” means the earliest to occur of (i) the date on which the Borrower terminates all Second Tranche Delayed Draw Commitments in accordance with Section 3.03(a), (ii) the Second Tranche Delayed Draw Date on which an aggregate $10,000,000 in Second Tranche Delayed Draw Loans have been borrowed and (iii) the date that is five Business Days after financial statements are required pursuant to Section 8.01(b) to be delivered for the period ending September 30, 2027.

“Second Tranche Delayed Draw Commitments” means with respect to each Lender, the obligation of such Lender to make Second Tranche Delayed Draw Loans to the Borrower on the Second Tranche Delayed Draw Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Second Tranche Delayed Draw Loan Commitments”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate Second Tranche Delayed Draw Commitment of all Lenders on the Closing Date equals $10,000,000.

“Second Tranche Delayed Draw Date” means the date of the Borrowing of a Second Tranche Delayed Draw Loan hereunder, which shall be no sooner than the date on which each of the conditions precedent set forth in Section 6.02 shall have been satisfied and not later than the Second Tranche Delayed Draw Commitment Termination Date.

“Second Tranche Delayed Draw Loan” means the term loans made by the Lenders on each Second Tranche Delayed Draw Date in an aggregate principal amount not to exceed $10,000,000.

“Secured Parties” means the Lenders, the Administrative Agent, each other Indemnified Party and any other holder of any Obligation, and any of their respective successors, permitted transferees or permitted assigns.

“Securities Account” means any securities account, as such term is defined in Section 8-501 of the NY UCC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the Obligors and the Administrative Agent, granting a security interest in the Obligors’ personal assets and property in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, each Intellectual Property Security Agreement, each Real Property Security Document, each Swiss Security Document, and each other security document, Account Control Agreement required to be entered into to grant, perfect and otherwise render enforceable Liens in favor of the Secured Parties.

“Security Event” has the meaning set forth in Section 7.25(d).

“SOFR Administrator’s Website” means the website of the Term SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for One-Month Term SOFR identified by the Term SOFR Administrator from time to time.

“Solvent” means, with respect to any Person at any time, that (i) the present fair saleable value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital. In computing the amount of contingent liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, in the case of either clause (i) or clause (ii), by the parent or one or more Subsidiaries of the parent. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to direct and indirect Subsidiaries of the Borrower.

“Subsidiary Guarantors” means each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12(a).

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Insolvency Event” means, in relation to a Swiss Subsidiary, (a) it is over-indebted (überschuldet) within the meaning of article 820 in connection with article 725b para. 1 and para. 3 of the CO, unless a notification of the court is not required pursuant to article 725b para. 4 of the CO, suspends or threatens in writing to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally (excluding any Lender in its capacity as such) with a view to rescheduling any of its indebtedness or a moratorium is declared in respect of any of its indebtedness; (b) any corporate action, legal proceedings or other procedure or steps are taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any such entity, (ii) a composition, compromise, assignment or arrangement with any creditor of any such entity, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any such entity or any of such entity’s assets, or (iv) enforcement of any Liens over any assets of any such entity, or any analogous procedure or step is taken in any jurisdiction and (c) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any of its assets (and is not discharged within 14 days).

“Swiss Security Document” means (i) a Swiss law-governed quota pledge agreement between Pulmonx Corporation in its capacity as Pledgor and the Collateral Agent, relating to a pledge over the quotas in PulmonX International Sàrl; (ii) a Swiss law-governed bank account pledge agreement between PulmonX International Sàrl as Pledgor and the Collateral Agent, relating to certain bank accounts of the Pledgor; and (iii) a Swiss law-governed security assignment agreement between PulmonX International Sàrl as Assignor and the Collateral Agent, relating to certain receivables of the Assignor (each capitalized term as defined therein); and (iv) any mortgage, debenture, charge, pledge, security agreement, document and instruments governed by Swiss law to provide security for any or all of the Obligations (other than Warrant Obligations) as may reasonably be required by the Collateral Agent (acting on advice of local counsel) including but not limited to the documents listed in clauses (i) through (iii) above, as each such Swiss Security Document is amended, restated, supplemented or otherwise modified from time to time.

“Swiss Subsidiary” means PulmonX International Sàrl.

“Swiss Withholding Tax” means the tax imposed based on the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Term SOFR” means with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate as administered by the Term SOFR Administrator for such U.S. Government Securities Business Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Third Tranche Delayed Draw Commitment Termination Date” means the earliest to occur of (i) the date on which the Borrower terminates all Third Tranche Delayed Draw Commitments in accordance with Section 3.03(a), (ii) the Third Tranche Delayed Draw Date on which an aggregate $10,000,000 in Third Tranche Delayed Draw Loans have been borrowed and (iii) the date that is five Business Days after financial statements are required pursuant to Section 8.01(c) to be delivered for the period ending December 31, 2027.

“Third Tranche Delayed Draw Commitments” means with respect to each Lender, the obligation of such Lender to make Third Tranche Delayed Draw Loans to the Borrower on the Third Tranche Delayed Draw Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Third Tranche Delayed Draw Loan Commitments”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate Third Tranche Delayed Draw Commitment of all Lenders on the Closing Date equals $10,000,000.

“Third Tranche Delayed Draw Date” means the date of the Borrowing of a Third Tranche Delayed Draw Loan hereunder, which shall be no sooner than the date on which each of the conditions precedent set forth in Section 6.02 shall have been satisfied and not later than the Third Tranche Delayed Draw Commitment Termination Date.

“Third Tranche Delayed Draw Loan” means the term loans made by the Lenders on each Third Tranche Delayed Draw Date in an aggregate principal amount not to exceed $10,000,000.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any of its Subsidiaries or any ERISA Affiliate thereof or to which the Obligor or any of its Subsidiaries or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks, service marks, service names, monograms, logos, slogans, domain names and other indicia of origin, including all registrations, applications and renewals thereof, together, in each case, with the goodwill of the business connected with the use thereof.

“Transactions” means the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the Borrowings and the granting and perfection of the Liens created under and pursuant to the Loan Documents.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction, as may be modified from time to time.

“United States” or “U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Utility Model” means all utility models and applications therefor, including petty Patents, innovation Patents, short-term Patents, minor Patents, or small Patents, as the case may be, in any worldwide jurisdiction.

“Warrant Certificate” means each Warrant Certificate (including any Additional Warrant Certificates) in substantially the form of Exhibit K, executed and delivered by the Borrower to the Lender (or its designee) pursuant to Section 6.01(j) or Section 6.02(d), as amended or otherwise modified pursuant to the terms hereof or thereof.

“Warrant Obligations” means all Obligations of the Borrower arising out of, under or in connection with the Warrant Certificate.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness on any date, the number of years (and/or portion thereof) obtained by dividing: (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any reductions in scheduled amortization or other scheduled payments as a result of the prepayment of the applicable Indebtedness shall be disregarded.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Write-Down and Conversion Powers” means, (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule and (b) in relation to any other applicable Bail-In Legislation: (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation.

1.02 Accounting Terms and Principles. Unless otherwise specified, (i) all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP as applied in the preparation of the financial statements delivered pursuant to Section 6.01(d), and (ii) unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision provided that it is understood and agreed that the Borrower or any of its Subsidiaries may from time to time update Schedules 7.05(b)(i), 7.05(c), 7.12(b), 7.12(c), 7.14(a), 7.16, 7.17, 7.19(b), 7.23 and 7.24 after the Closing Date without retroactive effect (including by delivery of information in accordance with Sections 8.01 and 8.02) and after such time reference to a Schedule shall be deemed to refer to such updated Schedule;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, Equity Interests, rights under Contractual obligations and permits and any right or interest in any such assets or property;

(i) the word “will” shall have the same meaning as the word “shall”;

(j) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly.

(k) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties;

(l) references to any Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time; and

(m) unless otherwise expressly provided in the relevant Loan Document, references to Organic Documents, agreements (including the Loan Documents) and other Contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto not prohibited by the Loan Documents.

1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.05 Reference Rate Replacement. For purposes of this Agreement and each other Loan Document, the Obligors jointly and severally acknowledge and agree for the benefit of each Secured Party as follows:

(a) Upon the occurrence of an event of the type described in the first proviso of the definition of “Reference Rate”, the Administrative Agent will promptly notify the Borrower in writing thereof and, as set forth in such proviso, the Administrative Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month Term SOFR. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to One-Month Term SOFR or any other rate referenced herein or in any other Loan Document or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement Reference Rate will be similar to, or produce the same value or economic equivalence of, One-Month Term SOFR or have the same volume or liquidity as did One-Month Term SOFR prior to its discontinuance or unavailability).

(b) There is no assurance that the composition or characteristics of any such alternative, successor or replacement Reference Rate will be similar to or produce the same value or economic equivalence as One-Month Term SOFR or that it will have the same volume or liquidity as did One-Month Term SOFR prior to its discontinuance or unavailability.

1.06 Equivalent Amounts. The applicable amount of any currency other than Dollars for purposes of the Loan Documents shall be such Equivalent Amount in Dollars at the Exchange Rate provided that for purposes of determining compliance with any provision of this Agreement in a currency other than Dollars, no Default or Event of Default shall occur solely as a result of changes in rates of exchange occurring after the time on which compliance with any such provision is determined.

1.07 Swiss Terms. In this Agreement, where it relates to a Swiss Subsidiary or the context so requires, a reference to:

(a) a “winding-up”, “administration” or “dissolution” (and each of these terms) includes any action taken by a competent authority or court in connection with the opening of bankruptcy proceedings (Konkursverfahren) or (provisional) composition proceedings (Nachlassverfahren) pursuant to the DEBA or where a competent court closes the bankruptcy proceedings for reason of insufficiency of its funds to implement such proceedings (Einstellung des Konkursverfahrens mangels Aktiven);

(b) a person being “insolvent” or “bankrupt” includes that person being unable to pay its debts as they fall due or otherwise is, or admits that it is, insolvent (zahlungsunfähig) within the meaning of article 191 DEBA or threatened with insolvency within the meaning of article 725 CO or it is deemed to be over indebted (überschuldet) within the meaning of article 725b CO unless (A) creditors have to the extent of any over indebtedness or insufficient coverage subordinated their claims to those of all other creditors within the meaning of article 725b CO and (B) its board of directors is not obligated to inform the competent bankruptcy court or bankruptcy proceedings (Konkursverfahren), a composition proceedings (Nachlassverfahren) including but not limited to a (provisional or definitive) moratorium (provisorische oder definitive Nachlassstundung) or an emergency moratorium (Notstundung) is granted to that entity, in each case pursuant to the DEBA;

(c) a “receiver”, “liquidator”, “administrator”, “administrative receiver” includes any Konkursamt, (ausseramtliche) Konkursverwaltung, Sachwalter or Liquidator; and

(d) a “director” includes any statutory legal representative(s), any member of the management (Geschäftsführer/Direktor) or any member of the board of directors (Verwaltungsrat).

SECTION 2

THE COMMITMENT AND THE LOANS

2.01 Loans.

(a) On the terms and subject to the conditions of this Agreement, the Initial Lender agrees to make the Initial Loan to the Borrower in a single Borrowing on the Closing Date.

(b) On the terms and subject to the conditions of this Agreement, the Lenders that hold Second Tranche Delayed Draw Commitments agree to make the Second Tranche Delayed Draw Loans up to the full amount of such Second Tranche Delayed Draw Commitments (available in either a single Borrowing or in no more than two (2) drawings (each of which shall be in minimum increments of no less than $5,000,000 or the total amount of Second Tranche Delayed Draw Commitments remaining)) on each Second Tranche Delayed Draw Date. Each Second Tranche Delayed Draw Date shall occur after the Closing Date and on or prior to the Second Tranche Delayed Draw Commitment Termination Date. The Second Tranche Delayed Draw Commitments of each Lender having a Second Tranche Delayed Draw Commitment will be automatically and permanently terminated upon the Second Tranche Delayed Draw Commitment Termination Date.

(c) On the terms and subject to the conditions of this Agreement, the Lenders that hold Third Tranche Delayed Draw Commitments agree to make the Third Tranche Delayed Draw Loans to the Borrower up to the full amount of such Third Tranche Delayed Draw Commitments (available in either a single Borrowing or in no more than two (2) drawings (each of which shall be in minimum increments of no less than $5,000,000 or the total amount of Second Tranche Delayed Draw Commitments remaining)) on each Third Tranche Delayed Draw Date. Each Third Tranche Delayed Draw Date shall occur after the Closing Date and on or prior to the Third Tranche Delayed Draw Commitment Termination Date. The Third Tranche Delayed Draw Commitments of each Lender having a Third Tranche Delayed Draw Commitment will be automatically and permanently terminated upon the Third Tranche Delayed Draw Commitment Termination Date.

(d) No amounts repaid or prepaid with respect to any Loan may be reborrowed.

2.02 Borrowing Procedures.

(a) At least three (3) (but not more than five (5)) Business Days prior to the proposed Borrowing Date (or, in the case of the initial Borrowing Date, one (1) Business Day prior to the Closing Date)), the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 12:00 p.m. (New York City time) on a Business Day, shall be deemed to have been delivered on the next Business Day).

(b) Upon receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender thereof. No later than 12:00 p.m. (New York City time) on the anticipated Borrowing Date, each Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Loan to be made by such Lender.

2.03 Notes. If requested by any Lender, the Loans of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Administrative Agent such promissory note(s) payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form attached hereto as Exhibit C. Thereafter, the Loans and interest thereon shall at all times (including after assignment pursuant to Section 14.05) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Any such notes shall include the following:

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. PROMPTLY UPON WRITTEN REQUEST FROM THE HOLDER OF THIS NOTE FROM TIME TO TIME, THE BORROWER AGREES TO PROVIDE TO SUCH HOLDER THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE BORROWER AT THE FOLLOWING ADDRESS: PULMONX CORPORATION, 700 CHESAPEAKE DRIVE, REDWOOD CITY, CA 94063, ATTENTION: CHIEF FINANCIAL OFFICER.

2.04 Use of Proceeds.

(a) The Borrower and each other Person party to the Agreement as a Borrower from time to time shall use the proceeds of the Loans for (i) the repayment in full of the Refinanced Debt on the Closing Date, (ii) working capital and general corporate purposes, and (iii) without duplication, the payment of fees and expenses associated with this Agreement and the other Loan Documents and the Transactions contemplated hereby and thereby.

(b) The Borrower and each other Person party to the Agreement as a Borrower from time to time shall ensure that at any time during the term of this Agreement no proceeds under any Loan will be on-lent or made otherwise available, directly or indirectly, to any Swiss Subsidiary and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act; or otherwise be used or made available, directly or indirectly, in each case, in a manner which would constitute a “harmful use of proceeds in Switzerland” (schädliche Mittelverwendung in der Schweiz) as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless and until a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained (in form and substance satisfactory to the Administrative Agent) confirming that such use of proceeds or making available of Ancillary Outstandings is permitted without interest and fees under any Loan Document becoming subject to Swiss Withholding Tax.

2.05 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.04 and in the definition of Required Lenders.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), shall be applied at such time or times as follows: first, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans (including interest thereon) of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Required Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayments and Prepayments Generally; Application.

(a) There will be no scheduled repayments of the principal on the Loans prior to the Maturity Date. On the Maturity Date the Borrower shall repay the entire remaining outstanding principal balance of the Loans, together with all accrued and unpaid interest and fees, including all applicable accrued and unpaid (or payable) Prepayment Premiums and accrued and unpaid interest thereon, as applicable, in full and in cash.

(b) The Borrower agrees that all amounts payable hereunder or under any other Loan Document, in respect of any Loans, fees or interest accrued or accruing thereon, or any other Obligations, shall be repaid and prepaid solely in Dollars and no other currency. Except as otherwise provided in this Agreement, proceeds of each payment (including each repayment and prepayment of Loans) by or on behalf of the Borrower shall be deemed to be made ratably to the Lenders in accordance with their respective Proportionate Shares of the Loans being repaid or prepaid.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans, as well as all other outstanding Obligations (including, without limitation, any applicable Prepayment Premium, but excluding Warrant Obligations), shall accrue interest at the Interest Rate from and including the date of their Borrowing to but excluding the date they are repaid or prepaid. The Administrative Agent’s determination of the Interest Rate shall be binding on the Borrower, its Subsidiaries and the Lenders in the absence of manifest error.

(b) Default Interest. Notwithstanding the foregoing, (i) automatically, upon the occurrence and during the continuance of an Event of Default under Section 11.01(a), (b) or (h), and (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default (which shall apply retroactively to the date of the occurrence of such Event of Default), the Applicable Margin shall increase by 3.00% per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c) Interest Payment Dates. Accrued interest on the Loans (including interest accruing at the Default Rate) shall be payable in cash in arrears on each Payment Date with respect to the most recently completed Interest Period, and upon the payment or prepayment of the Loans, in whole or in part (calculated pro rata on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall also be payable in cash from time to time on demand immediately following written notice thereof by the Administrative Agent.

(d) Conforming Changes. In connection with the use or administration of One-Month Term SOFR, the Administrative Agent will have the right to, following consultation with Borrower, make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of One-Month Term SOFR.

(e) PIK Interest. Any term or provision hereof to the contrary notwithstanding, all interest payable hereunder shall be payable in cash, except that, with respect to any Payment Date under clause (i) of the definition thereof, occurring on or prior to the third anniversary of the Closing Date, (i) so long as no Event of Default has occurred and is continuing on such date and (ii) unless the Borrower has delivered written notice to the Administrative Agent of its election not to do so (and such written notice has been delivered not less than five (5) Business Days prior to the applicable Payment Date), the Borrower shall be deemed to have elected to pay the maximum amount of interest permitted to be paid “in kind” that has on any Loan accrued during the Interest Period ending on such Payment Date, which amount shall be at a rate equal to 2.00% per annum “in kind” (“PIK Interest”); provided that (i) such election shall only relate to interest that (x) is due and payable on such Payment Date and (y) has accrued during the Interest Period ending on such Payment Date, and (ii) the remainder of any interest due and payable on such Payment Date will be due and payable in cash on such date. To the extent the Borrower elects or is deemed to elect to pay PIK Interest pursuant to this Section 3.02(e) on any Payment Date, such PIK Interest shall be capitalized and added to the outstanding principal amount of the Initial Loan, Second Tranche Delayed

Draw Loan, or Third Tranche Delayed Draw Loan, as applicable, on such Payment Date. All interest paid “in kind” pursuant to this Section 3.02(e) shall thereafter constitute additional principal of the Loan in respect of which it was paid for all purposes under this Agreement and the other Loan Documents, including the accrual of interest. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, all interest must be paid in cash, irrespective of any election at any time by the Borrower to pay such interest in the form of PIK Interest if (x) any Event of Default has occurred and is continuing on any Payment Date, or (y) the Payment Date occurs after the third anniversary of the Closing Date.

3.03 Prepayments; Prepayment Premiums.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below and the payment of the Prepayment Premium pursuant to clause (c) below, the Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Business Day; provided that, in addition to the principal amount of the Loans so prepaid, the Borrower will pay to the Lenders on such date the sum of (x) the applicable Prepayment Premium on the principal amount of the Loans being so prepaid and (y) any accrued but unpaid interest on such principal amount of the Loans being so prepaid (such aggregate principal amount of the Loans being prepaid, plus the sum of clauses (x) and (y) above, being, the “Redemption Price”).

(ii) A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 12:00 p.m. (New York City time) on a date not less than three (3) Business Days prior to the proposed date of prepayment. Each notice of optional prepayment shall specify the proposed prepayment date, the principal amount of the Loans to be prepaid, the amount of accrued and unpaid interest that will be paid on the proposed prepayment date, and, in reasonable detail, a calculation of the Prepayment Premium payable on such date. Each notice of optional prepayment shall be irrevocable once received by the Administrative Agent (but may be conditioned upon the consummation of another transaction).

(b) Mandatory Prepayments. Within five (5) Business Days of the receipt by any Obligor of Net Cash Proceeds (i) in excess of $1,000,000 in the aggregate for all such Net Cash Proceeds per fiscal year from the occurrence of any Casualty Event, or (ii) in excess of $1,000,000 in the aggregate for all such Net Cash Proceeds per fiscal year from non-ordinary course Asset Sales, the Borrower shall apply an amount equal to one hundred percent (100%) of such Net Cash Proceeds to (1) the prepayment of outstanding Loans, (2) the payment of accrued and unpaid interest on the principal amount of the Loans being prepaid, and (3) with respect to prepayments made pursuant to Section 3.03(b)(ii), the payment of the Prepayment Premium. Such Net Cash Proceeds shall be allocated to such prepayment and payments such that the full amount of principal, interest, and the Prepayment Premium, if applicable, payable hereunder shall be paid in full with such Net Cash Proceeds. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or shall immediately result therefrom, if, within five (5) Business Days following the date of receipt by any Obligor of such Net Cash Proceeds, a Responsible Officer of the Borrower delivers to the Administrative Agent a notice to the effect that the Borrower intends to apply (or cause to be applied) the Net Cash Proceeds from such Casualty Event or non-ordinary course Asset Sale, to (A) repair, refurbish, restore, replace or rebuild the asset subject to such Casualty Event or non-ordinary course Asset Sale, or (B) the cost of purchasing or constructing other assets useful in the business of the Borrower or another Obligor or business operating expenses (in the case of Net Cash Proceeds of business interruption insurance), then such Net Cash Proceeds may be applied for such purpose in lieu of such mandatory prepayment otherwise required pursuant to this clause (b) to the extent such Net Cash Proceeds are actually applied for such purpose; provided that, in the event that Net Cash Proceeds have not been so applied within one hundred and eighty (180) days (or to the extent committed to be so applied within such time, two hundred and seventy (270) days) following the date of receipt by any Obligor of such Net Cash Proceeds, the Borrower shall make a mandatory prepayment of the Loans to be made in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Cash Proceeds with respect to such Casualty Event or non-ordinary course Asset Sale, as the case may be, together with payment of accrued and unpaid interest on the principal amount of the Loans being so prepaid and the applicable Prepayment Premium, if applicable, with such amount of Net Cash Proceeds being allocated to the prepayment of principal, the payment of accrued and unpaid interest on such principal amount of the Loans being prepaid and the payment of the Prepayment Premium, if applicable, such that the full amount payable with respect to such mandatory prepayment is paid with such unused balance of Net Cash Proceeds. If any Obligor or Subsidiary thereof incurs or issues any Indebtedness after the Closing Date that is not permitted to be incurred or issued pursuant to Section 9.01, the Borrower shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to one hundred percent (100%) of the principal amount of all such non-permitted Indebtedness, together with the applicable Prepayment Premium, if any, on or prior to the date that is one (1) Business Day after the incurrence or issuance thereof (for the avoidance of doubt, which prepayment shall not cure any Default arising from the incurrence or issuance of such non-permitted Indebtedness).

(c) Prepayment Premium. Upon the occurrence of any Prepayment Premium Trigger Event, the applicable Prepayment Premium shall be immediately earned, due and payable in cash. If the Prepayment Premium Trigger Event arises under (x) clause (i) of the definition thereof, the Prepayment Premium shall be calculated and immediately due and payable in respect of the principal amount of Loans prepaid or repaid on such date, or (y) clauses (ii) through (iii) of the definition thereof, the Prepayment Premium shall be calculated and immediately due and payable in respect of the aggregate principal amount of all Loans outstanding as of such date (as if, for such purpose only, the full amount of all outstanding Loans were prepaid as of such date). Upon the occurrence of a Prepayment Premium Trigger Event, the applicable Prepayment Premium shall constitute part of the Obligations. It is agreed and understood that in light of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties hereto as to a reasonable calculation of each Lender’s loss as a result of the occurrence of a Prepayment Premium Trigger Event, any Prepayment Premium earned under this Agreement shall be presumed to be the liquidated damages sustained by each Lender as a result thereof, and each Obligor agrees that the Prepayment Premium is reasonable under the circumstances currently existing. EACH OBLIGOR HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM. Each Obligor expressly agrees that: (i) the Prepayment Premium is reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Obligors giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (iv) each Obligor shall be estopped hereafter from claiming differently than as agreed to in this section or any other provision of this Agreement relating to the Prepayment Premium.

SECTION 4

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars in immediately available funds, without deduction, set off or counterclaim, to an account to be designated (at least two (2) Business Days prior to the payment date) by the Administrative Agent by notice in writing to the Borrower, not later than 2:00 p.m. (New York City time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b) Application of Insufficient Payments. Subject to Section 3.03(b) (with respect to the application of mandatory prepayment proceeds) and Section 11.03 (with respect to the application of any proceeds upon the occurrence and during the continuance of an Event of Default), if at any other time insufficient funds are received by or made available to the Administrative Agent, for purposes of fully paying all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied in accordance with clauses (a), (b), (c) and (d) of Section 11.03.

(c) Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable through the period of such extension; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, each of the Administrative Agent, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor (other than an Excluded Account) against any and all of the Obligations (other than Warrant Obligations) then due and payable, whether or not such Person shall have made any demand. Any Person exercising rights of set-off hereunder agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, each Lender and each of their Affiliates under this Section 4.03(a) are in addition to other rights and remedies (including other rights of set-off) that such Persons may have. If a Defaulting Lender or any of its Affiliates exercises any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.05 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender and any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Lender, or the Administrative Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 5

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Change in Law Generally. If, on or after the Closing Date, the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date or if later, the date such Lender becomes a party hereto, against assets of, deposits with or for the account of, or credit extended by, such Lender (or its lending office) or other Recipient or shall impose on such Lender (or its lending office) or other Recipient any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender or other Recipient of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender or other Recipient under this Agreement or any other Loan Document, or subject any Lender or other Recipient to any Taxes on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto (other than (i) Indemnified Taxes, (ii) Taxes described in clause (ii) through (iv) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender or other Recipient within ten (10) Business Days of written demand such additional amount or amounts as will compensate such Lender or other Recipient for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the Closing Date (or if later, the date such Lender became a party hereto), the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the Closing Date has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender’s obligations hereunder or the Loans to a level below that which such Lender could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender within ten (10) Business Days of written demand such additional amount or amounts as will compensate such Lender for such reduction.

(c) Notification by Lender. Each Lender promptly will notify the Borrower of any event of which it has Knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such

Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error. The Borrower shall not be required to compensate any Lender pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than twelve (12) months before the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor.

(d) Other Changes. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the Closing Date the adoption of or any change in any Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower in writing thereof, following which (i) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (ii) if such Law shall so mandate, the Loans of such Lender shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation (other than the Warrant Obligations) shall be made without deduction or withholding for any Taxes, except as required by any applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by an Obligor or the Administrative Agent in respect of any Obligation, then such Obligor or Administrative Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, Other Taxes.

(c) Evidence of Payments. In connection with any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Obligors. The Borrower and each other Obligor each jointly and severally agrees to reimburse and indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by such Recipient shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable documented expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by any Law as reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor forms);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner on behalf of such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and Administrative Agent), executed copies of any other form prescribed by Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) any Foreign Lender shall deliver to the Borrower any forms and information necessary to establish that such Foreign Lender is not subject to withholding tax under FATCA. For purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Tax Benefits. If any party to this Agreement determines that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Recipient or to any Governmental Authority for the account of any Recipient pursuant to Section 5.01 or this Section 5.03, then such Recipient shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Recipient, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Recipient to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Recipient. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment and delegation.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.04 Delay in Requests. Failure or delay on the part of any Recipient to demand compensation pursuant to this Section 5 shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that if such Recipient has not provided the appropriate notice within 365 days of the event or change giving rise to such increased cost or reduction, then the Borrower shall not be required to compensate such Lender pursuant to this Section 5.

SECTION 6

CONDITIONS PRECEDENT

6.01 Conditions to the Commitments and Borrowing of the Initial Loan. The obligation of each Lender to provide the Commitments and make the Initial Loan on the Closing Date shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Borrowing Notice as required pursuant to Section 2.02(a), and the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Article.

(a) Diligence. The Administrative Agent shall have reviewed (and shall be satisfied with the scope and results of) its due diligence review of the Borrower and the Obligors, which review will include matters relating to organizational structure, financial, legal, insurance, accounting, technical, operational, clinical, regulatory, intellectual property, securities, labor, tax, litigation, environmental and other material matters involving or regarding the Borrower or the Obligors, their Subsidiaries and their respective assets, condition (financial or otherwise), liabilities, business, operations and prospects, in each case, as the Administrative Agent may reasonably request.

(b) Officer’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (x) a copy of a good standing certificate from its jurisdiction of formation, dated within thirty (30) days of the Closing Date, for each such Person (other than the Swiss Subsidiary) and (y) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s secretary, assistant secretary or a Responsible Officer of such Person as to:

(i) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions;

(ii) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(iii) the full force and validity of each Organic Document of such Person and copies thereof;

which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and the Administrative Agent and the Lenders may conclusively rely on such certificates until they shall have received a further certificate of the secretary, assistant secretary or Responsible Officer of any such Person cancelling or amending the prior certificate of such Person.

(c) Closing Date Certificate. The Administrative Agent shall have received a certificate, dated as of the Closing Date (the “Closing Date Certificate”), substantially in the form of Exhibit H, duly executed and delivered by a Responsible Officer of the Borrower.

(d) Delivery of Notes. Each Lender that has requested a Note shall have received a Note, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(e) Financial Information, Etc. The Administrative Agent shall have received:

(i) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2024; and

(ii) unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal quarters ended after December 31, 2024 and at least twenty (20) Business Days prior to the Closing Date (excluding the last fiscal quarter of any fiscal year), together with the related consolidated statement of operations, shareholder’s equity and cash flows for each such fiscal quarter.

(f) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, substantially in the form of Exhibit I, duly executed and delivered by the chief financial or accounting Responsible Officer of the Borrower, dated as of the Closing Date.

(g) Security Documents. The Administrative Agent shall have received executed counterparts of each Security Document and each other applicable Loan Document requested by the Administrative Agent to be delivered on the Closing Date, dated as of the Closing Date, duly executed and delivered by each Obligor, together with:

(i) (other than the Swiss Subsidiary) financing statements suitable in form for filing naming each Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments, registrations or documents to be filed under the UCC (or equivalent Law) of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to the Security Agreement;

(ii) (other than the Swiss Subsidiary) UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (other than Permitted Liens to the extent permitted to remain outstanding after the Closing Date) in any collateral described in the Security Agreement previously granted by any Person; and

(iii) (other than the Swiss Subsidiary) all Intellectual Property Security Agreements, Real Property Security Documents and any other agreement, document or instrument required to be provided under any Security Document, duly executed and delivered by the applicable Obligors.

(h) Information and Collateral Certificate. The Administrative Agent shall have received a fully completed Information and Collateral Certificate, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent. All documents required to be appended to the Information and Collateral Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed by the requisite parties (if applicable) and shall be in full force and effect.

(i) Lien Searches. The Administrative Agent shall be satisfied with Lien searches regarding the Borrower and its Subsidiaries (other than the Swiss Subsidiary) made within thirty (30) days (or such other time period as may be agreed by the Administrative Agent) prior to the Closing Date.

(j) Closing Date Warrant Certificate. The Initial Lender shall have received an executed counterpart of a Warrant Certificate, dated as of the Closing Date, exercisable in the aggregate into 1,000,000 shares of the Borrower’s common stock, with an exercise price equal to the ten (10) day volume weighted average price of the Borrower’s common stock for the ten (10) day period ending on the Business Day immediately preceding the Closing Date (the “10-day VWAP”) plus twenty five percent (25.0%) of the 10-day VWAP immediately preceding the Closing Date, duly executed, delivered and validly issued by the Borrower.

(k) Minimum Liquidity Covenant Compliance. The Administrative Agent shall have received evidence reasonably satisfactory to it that, immediately after giving effect to the Borrowing of the Initial Loan on the Closing Date, the Borrower will be in compliance with the covenant set forth in Section 10.01.

(l) [Reserved].

(m) Payoff of Refinanced Debt. The Refinanced Debt, together with all accrued and unpaid interest and related fees, costs and expenses, shall be, substantially contemporaneously with the funding of the Initial Loan, paid in full, and the Administrative Agent shall have received an executed payoff letter, in form and substance reasonably satisfactory to the Administrative Agent, providing for such payment in full (and irrevocable termination) of the Refinanced Debt and satisfactory arrangements shall have been made for the termination and release, as applicable, of all loan documents evidencing such Refinanced Debt and all Liens and Guarantees granted in connection therewith. On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries shall not have any Indebtedness other than the Obligations and other Permitted Indebtedness.

(n) Fee Letter. The Administrative Agent shall have received an executed counterpart of the Fee Letter, duly executed and delivered by the Borrower.

(o) Opinion of Counsel. The Administrative Agent shall have received an opinion, dated as of the Closing Date and addressed to the Administrative Agent, from independent legal counsel to the Borrower, in form and substance reasonably acceptable to the Administrative Agent.

(p) Closing Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account all fees, costs and expenses due and payable to it on or prior to the Closing Date pursuant to (i) the Fee Letter including the upfront fees related to each Loan, and (ii) Section 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions (including the Administrative Agent’s and the Lenders’ reasonable and documented out-of-pocket legal fees and expenses) in excess of the Expense Deposit, in each case if the same have been invoiced to the Borrower not less than one (1) Business Day before the Closing Date.

(q) Anti-Terrorism Laws. The Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(r) Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 2024.

6.02 Conditions to the Borrowing of the Delayed Draw Commitments. The obligation of the Lenders to make the Second Tranche Delayed Draw Commitments shall be subject to the prior making of the Initial Loan, the delivery of a Borrowing Notice for such Second Tranche Delayed Draw Loan as required pursuant to Section 2.02(a), and the satisfaction of each of the conditions precedent set forth below in this Section 6.02. The obligation of the Lenders to make the Third Tranche Delayed Draw Commitments shall be subject to the prior making of the Initial Loan, the delivery of a Borrowing Notice for such Third Tranche Delayed Draw Loan as required pursuant to Section 2.02(a), and the satisfaction of each of the conditions precedent set forth below in this Section 6.02.

(a) Delayed Draw Date. The Second Tranche Delayed Draw Date shall have occurred on or before the Second Tranche Delayed Draw Commitment Termination Date and the Third Tranche Delayed Draw Date shall have occurred on or before the Third Tranche Delayed Draw Commitment Termination Date.

(b) Representations and Warranties and No Default. At the time of and immediately after giving effect to the Second Tranche Delayed Draw Loan or Third Tranche Delayed Draw Loan, as applicable, (i) the representations and warranties set forth in this Agreement and each other Loan Document shall, in each case, be true and correct in all material respects as of such date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall, in each case, be true and correct in all respects as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall remain true and correct in all respects as of such earlier date), and (ii) no Default shall have then occurred and be continuing, or would result immediately from the Second Tranche Delayed Draw Loan or Third Tranche Delayed Draw Loan, as applicable, to be advanced on the applicable Delayed Draw Date.

(c) Delayed Draw Borrowing Milestones.

(i) Solely with respect to a Borrowing of the Second Tranche Delayed Draw Loan, for any period of twelve (12) consecutive months ended prior to the Second Tranche Delayed Draw Date, Revenue shall be at least $92,500,000 and the Borrower shall have delivered evidence thereof in accordance with Section 8.01(d).

(ii) Solely with respect to a Borrowing of the Third Tranche Delayed Draw Loan, for any period of twelve (12) consecutive months ended prior to the Third Tranche Delayed Draw Date, Revenue shall be at least $100,000,000 and the Borrower shall have delivered evidence thereof in accordance with Section 8.01(d).

(d) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated as of the Second Tranche Delayed Draw Date or the Third Tranche Delayed Draw Date, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in Sections 6.02(b) and (c).

(e) Delayed Draw Date Warrant Certificate. The Initial Lender shall have received an executed counterpart of a Warrant Certificate, dated as of the Second Tranche Delayed Draw Date or Third Tranche Delayed Draw Date, as applicable, exercisable in the aggregate into the number of shares of the Borrower’s common stock equal to 0.025 multiplied by the dollar amount borrowed under Second Tranche Delayed Draw Loan or the Third Tranche Delayed Draw Loan, as applicable, and which number of shares shall be adjusted for any stock splits, stock combinations and the like that take place after the Closing Date and prior to the applicable Second Tranche Delayed Draw Date or Third Tranche Delayed Draw Date, as applicable (each, an “Additional Warrant Certificate”), with an exercise price equal to the ten (10) day volume weighted average price of the Borrower’s common stock for the 10-day VWAP ending on the Business Day immediately preceding the date of such Delayed Draw Date, in connection with which such Additional Warrant Certificate is issued plus twenty five percent (25.0%) of such 10-day VWAP, duly executed, delivered and validly issued by the Borrower.

(f) Delivery of Notes. Each Lender that has requested a Note at least two (2) Business Days prior to the Second Tranche Delayed Draw Date or Third Tranche Delayed Draw Date, as applicable proposed by the Borrower shall have received a Note, dated as of such Delayed Draw Date, duly executed and delivered by a Responsible Officer of the Borrower.

(g) Information and Collateral Certificate. The Administrative Agent shall have received an updated Information and Collateral Certificate, dated as of the Second Tranche Delayed Draw Date or Third Tranche Delayed Draw Date, as applicable, that is true and correct as of such Delayed Draw Date, duly executed and delivered by a Responsible Officer of the Borrower.

(h) Closing Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account all fees, costs and expenses due and payable to it on or prior to the Second Tranche Delayed Draw Date or Third Tranche Delayed Draw Date, as applicable, pursuant to the Fee Letter (including the upfront fees related to each Loan) and Section 14.03 (including the Administrative Agent’s and the Lenders’ reasonable and documented out-of-pocket legal fees and expenses provided that these have been properly invoiced to the Borrower not less than one (1) Business Day before such Delayed Draw Date).

SECTION 7

REPRESENTATIONS AND WARRANTIES

The Obligors hereby jointly and severally represent and warrant to the Administrative Agent and the Lenders on the Closing Date and each other date required by this Agreement or any other Loan Document from time to time, that:

7.01 Power and Authority. Each of the Borrower and its Subsidiaries (i) is duly organized or incorporated (as applicable) and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or equivalent power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted in each case, except to the extent such failure to have the same could not reasonably be expected to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing (in each case to the extent such concepts are applicable) in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into, deliver and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. The Transactions are within each Obligor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or other equivalent action on the part of such Obligor and, if required, by all necessary shareholder action on the part of such Obligor. This Agreement and each other Loan Document to which an Obligor or any of its Subsidiaries is a party has been duly executed and delivered by each Obligor party thereto and constitutes, and each of the other Loan Documents to which such Obligor is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights, and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. The Transactions (i) do not require any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any third party on the part of any Obligor, except for (x) those that have been obtained or made and are in full force and effect and (y) filings and recordings in respect of the Liens created pursuant to the Security Documents, (ii) will not violate any Law or the Organic Documents of any Obligor or any order of any Governmental Authority binding on any Obligor, (iii) will not violate or result in a default under Material Agreement, or give rise to a right thereunder to require any payment to be made by any such Person, and (iv) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The financial statements delivered under Section 6.01(d) and all other financial statements delivered by the Borrower to the Administrative Agent pursuant to Section 8.01 (i) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements of the type described in Section 8.01(b), and (ii) disclose any material contingent liabilities or unusual forward or long-term commitments as of the date of the applicable financial statements that are required to be reflected in financial statements prepared in accordance with GAAP .

(b) No Material Adverse Change. Since December 31, 2024, there has been no Material Adverse Change.

7.05 Properties.

(a) Property Generally. Each Obligor and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its assets and other real and personal property material to its business, subject only to Permitted Liens and except for minor defects in title that (i) do not interfere to a material extent with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and (ii) could not reasonably be expected to prevent or interfere to a material extent with the ability of any Obligor or any of its Subsidiaries to conduct any Product Development and Commercialization Activities.

(b) Intellectual Property.

(i) Schedule 7.05(b)(i) contains, with respect to each Obligor and each of its Subsidiaries (in each case, specifying as to each item, as applicable, the title or mark; record owner and, if different, legal owner; patent, registration and application number; jurisdiction; and issue, registration and filing dates):

(A) a complete and accurate list of all granted or issued Patents and Utility Models and pending applications therefor owned by any Obligor or any of its Subsidiaries;

(B) a complete and accurate list of all registered Trademarks and pending applications therefor owned by any Obligor or any of its Subsidiaries; and

(C) a complete and accurate list of all registered Copyrights and pending applications therefor owned by any Obligor or any of its Subsidiaries.

(ii) Each Obligor is the owner of all right, title and interest in and to all Obligor Intellectual Property that it purports to own, including, in each applicable case, all Material Intellectual Property listed in Schedule 7.05(b)(i), with good and marketable title, free and clear of any Liens or Claims other than Permitted Liens. To Borrower’s Knowledge, each Obligor (1) has the valid and enforceable right to use all Obligor Intellectual Property other than Material Trademark Intellectual Property, and (2) has the valid and enforceable right to use all Material Trademark Property. Without limiting the foregoing, and except as set forth in Schedule 7.05(b)(ii):

(A) other than with respect to the Material Agreements, or as expressly permitted by Section 9.02, Section 9.03, Section 9.09 or Section 9.13, no Obligor nor any of its Subsidiaries has transferred ownership of Material Intellectual Property, in whole or in part, to any Person who is not an Obligor;

(B) other than (x) the Material Agreements, (y) customary restrictions in in-bound licenses of Intellectual Property, transfer agreements, development agreements, research agreements, and non-disclosure agreements, or (z) as would have been or is expressly permitted by Section 9.02, Section 9.03 or Section 9.09, there are no judgments, covenants not to sue, licenses, Liens (other than Permitted Liens), Claims, or other Contracts relating to any Material Intellectual Property owned by any Obligor or Subsidiary or, to the Borrower’s Knowledge, any other Material Intellectual Property in-licensed by any Obligor which restrict in any material manner any Obligor or any of its Subsidiaries with respect to any such Material Intellectual Property;

(C) to the Borrower’s Knowledge, neither the use by any Obligor or any of its Subsidiaries of any Intellectual Property, nor the operations by any Obligor or any of its Subsidiaries of its business, infringes or constitutes a misappropriation of, or has infringed or constituted a misappropriation of, any Intellectual Property, in each case of any other Person;

(D) there are no pending or, to the Borrower’s Knowledge, threatened in writing Claims against any Obligor or any of its Subsidiaries asserted by any other Person relating to any Intellectual Property owned by any Obligor, including any Claims of adverse ownership, invalidity, infringement, or misappropriation. No Obligor nor any Subsidiary of such Obligor has received any written notice (including cease and desist letters or offers to license) from any Person that any Obligor’s or such Subsidiary’s business or conduct, the use of any Obligor’s or such Subsidiary’s Intellectual Property, or the manufacture, use or sale of any Product or the performance of any service by any such Person infringes upon or constitutes a misappropriation of, or may infringe upon or constitute a misappropriation of any Intellectual Property of any other Person;

(E) to the Borrower’s Knowledge, no Intellectual Property owned by any Obligor is being infringed, misappropriated or otherwise used by any other Person without the written authorization of the Borrower, and without limiting the foregoing, no Obligor nor any of its Subsidiaries has put any other Person on notice of actual or potential infringement or misappropriation of any of the Obligor Intellectual Property. No Obligor nor any of its Subsidiaries has initiated the enforcement of any Claim with respect to any of the Obligor Intellectual Property;

(F) all current and former employees and contractors of each Obligor who as part of their employment or engagement with such Obligor were or are involved in the creation or development of Material Intellectual Property owned by any Obligor have executed written confidentiality and invention assignment Contracts with the Borrower that irrevocably assign to the Borrower or its designee all of their rights to any Inventions or other Intellectual Property relating to the Borrower’s business that are conceived or reduced to practice by such employees within the scope of their employment or by such contractors within the scope of their contractual relationship with the Borrower or any of its Subsidiaries, to the extent permitted by Law;

(G) to the Borrower’s Knowledge, the Material Intellectual Property is all the Intellectual Property necessary for the operation of the Borrower’s consolidated business as it is currently conducted or as currently contemplated to be conducted;

(H) each Obligor and each of its Subsidiaries has taken reasonable precautions to protect the secrecy, confidentiality and value of Material Intellectual Property consisting of trade secrets, know-how or confidential information;

(I) each Obligor and each of its Subsidiaries has delivered to the Administrative Agent accurate and complete copies of all Material Agreements relating to any Material Intellectual Property;

(J) there are no pending or, to the Borrower’s Knowledge, threatened in writing Claims against the Obligors or any of their Subsidiaries asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements; and

(K) no Subsidiary that is not an Obligor owns any Material Intellectual Property or holds any exclusive rights to any Material Intellectual Property.

(iii) With respect to the Material Intellectual Property owned by any Obligor consisting of Patents (“Material Patents”), except as set forth in Schedule 7.05(b)(iii), and without limiting the representations and warranties in Section 7.05(b)(ii):

(A) at least one of the issued claims in the Material Patents covering a product is valid and enforceable;

(B) the named inventors listed in the Material Patents have executed written Contracts with the Borrower or the applicable Obligor or its predecessor-in-interest that properly and irrevocably assign to the Borrower, such Obligor or such predecessor-in-interest all of their rights, title and interest to any of the Inventions claimed in the Material Patents to the extent permitted by applicable Law;

(C) except naturally upon expiration of a granted patent, none of the Material Patents, or the Inventions claimed in them, have been dedicated to the public;

(D) all prior art known to the Borrower and reasonably believed to be material to the Material Patents listed on Schedule 7.05(b)(i) was adequately disclosed to the respective patent offices during prosecution of such Material Patents to the extent required by applicable Law;

(E) subsequent to the issuance of the Material Patents, neither any Obligor nor any of its Subsidiaries, nor any of their respective predecessors in interest, have filed any statutory disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Material Patents;

(F) no allowable or allowed subject matter of the Material Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination, opposition or any other post-grant proceedings, nor to the Borrower’s Knowledge, is there a reasonable basis for any such interference, re-examination, opposition or any other post-grant proceedings invalidating all claims of Material Patents;

(G) no Material Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of correspondence received from a patent office in the ordinary course of patent prosecution with respect to any Material Patents, no Obligor nor any of its Subsidiaries has received any notice asserting that such Material Patents are invalid, unpatentable or unenforceable; if any of such Material Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H) no Obligor nor any of its Subsidiaries has received a written opinion of counsel, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of the Material Patents is more likely than not to succeed;

(I) no Obligor nor any of its Subsidiaries, nor, to the Borrower’s Knowledge, any prior owner of the Material Patents, or their respective agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any Material Patents; and

(J) all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor or its Subsidiary or would not reasonably be expected to result in a Material Adverse Change.

(c) Material Intellectual Property. Schedule 7.05(c) contains an accurate list of all Material Intellectual Property, with an indication as to whether the applicable Obligor or Subsidiary thereof owns or has an exclusive or non-exclusive license to such Material Intellectual Property.

7.06 No Actions or Proceedings.

(a) Litigation. There is no litigation, investigation or proceeding pending or, to the Borrower’s Knowledge, threatened in writing with respect to the Borrower of any of its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or Material Regulatory Event, except as specified in Schedule 7.06(a), or (ii) that involves this Agreement, any other Loan Document or the Transactions.

(b) Environmental Matters. Except as set forth on Schedule 7.06(b), the operations and property of the Borrower and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(c) Labor Matters. Except as set forth on Schedule 7.06(c), (i) there are no strikes, lockouts or other material labor disputes against the Borrower or any of its Subsidiaries or, to the Borrower’s Knowledge, threatened in writing against the Borrower or any such Subsidiary, and no significant unfair labor practice complaint is pending against the Borrower or any such Subsidiary or, to the Borrower’s Knowledge, threatened in writing against any of them before any Governmental Authority, or (ii) neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreements or Contracts, no union representation exists on any facilities of the Borrower or any of its Subsidiaries and, to the Borrower’s Knowledge, no union organizing activities are taking place in respect thereof.

7.07 Compliance with Laws and Agreements.

(a) Each of the Obligors and its Subsidiaries is in compliance with all applicable Laws (including but not limited to Healthcare Laws) in all material respects.

(b) No Obligor, nor any of its respective Subsidiaries, directly or indirectly, has guaranteed any Indebtedness, made a payment toward any Indebtedness or otherwise subsidized any Indebtedness for any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to any Obligor or any of its Subsidiaries or is in a position to purchase or recommend any Product (a “Referral Source”). Indebtedness, as used in this paragraph, includes, without limitation, any Indebtedness related to financing the Referral Source’s ownership, investment or financial interest in such Obligor or such Subsidiary.

(c) Without limiting the generality of the foregoing, except where noncompliance individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect:

(i) all financial relationships between or among any Obligor or any of its Subsidiaries, on the one hand, and any Referral Source, on the other hand, comply with all Healthcare Laws binding on them; and

(ii) each Obligor and each of its Subsidiaries has implemented policies and procedures designed to monitor, collect, and report any payments or transfers of value to certain healthcare providers and teaching hospitals, in accordance with industry standards and all Healthcare Laws binding on them.

(d) The Obligors and their Subsidiaries are in compliance with 21 CFR §§210-211 and 21 CFR §§600-610, in each case to the extent binding on it.

(e) All importation, exportation, transfer and handling of any biological materials, components, intermediates, or Products by the Obligors or any of its Subsidiaries has been, and is, conducted in material compliance with all applicable Healthcare Laws, Regulatory Approvals and other applicable Laws.

7.08 Taxes. Except as set forth on Schedule 7.08, the Borrower and each of its Subsidiaries has timely filed or caused to be filed all U.S. federal income tax returns and all other material state, local and foreign Tax returns and reports required to have been filed by it and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) where the Tax liability associated with such failure to pay such Taxes or file such Tax returns does not exceed $500,000 (or the Equivalent Amount in other currencies).

7.09 Full Disclosure. None of the representations or warranties made by any Obligor in any of the Loan Documents to which it is a party, as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of any Obligor in connection with the Loan Documents (other than forecasts, projections, and other forward-looking information of a general economic or industry nature (together, “Forecast Information”)), taken as a whole together with all other representations, warranties, information, documents and certificates, contained as of the date such statement, information, document or certificate was so furnished, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made and when taken as a whole, not materially misleading as of the time when made or delivered; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions it believed to be reasonable at the time it being understood that (a) Forecast Information is not to be viewed as fact or guaranty of performance or achievement of a certain result, (b) such financial information is subject to significant uncertainties and contingencies, which may be beyond the control of the Obligors, (c) no assurance can be given that any particular projections will be realized and (d) actual results during the period or periods covered by such projections may differ from the projected results.

7.10 Regulation.

(a) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(b) Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11 Solvency. The Borrower is (and, immediately after giving effect to any Borrowing and the use of proceeds thereof, will be) Solvent, and (ii) the Obligors, taken as a whole, are (and, immediately after giving effect to the Borrowing and the use of proceeds thereof, will be) Solvent.

7.12 Equity Holders; Subsidiaries and Investments.

(a) [reserved].

(b) Set forth on Schedule 7.12(b) is a complete and correct list of all direct and indirect Subsidiaries of the Borrower, and (ii) each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12(b), and the percentage ownership by the Borrower (or any of its Subsidiaries) of each such Subsidiary is as shown in said Schedule 7.12(c).

(c) Schedule 7.12(c) contains (i) a complete and correct list of all other Equity Interests held by each Obligor in any Person that is not a direct or indirect Subsidiary of the Borrower, and (ii) in reasonable detail, the type of Equity Interest held by each such Obligor in such Person and the fully-diluted percentage ownership held beneficially by such Obligor in such Person.

7.13 [Reserved.]

7.14 Material Agreements. (i) Set forth on Schedule 7.14(a) is a complete and correct list of (A) each Material Agreement and (B) each Contract creating or evidencing any Material Indebtedness (excluding the Loan Documents and any Material Indebtedness that will be repaid on the Closing Date pursuant to Section 6.01), and (ii) neither the Borrower nor any of its Subsidiaries is in material default under any such Material Agreement or Contract creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14(b), all vendor purchase Contracts and all provider Contracts of the Borrower and each of its Subsidiaries are in full force and effect without material modification from the form in which the same were disclosed to the Administrative Agent (to the extent required by the Loan Documents to be disclosed) except to an extent that the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

7.15 Restrictive Agreements. Neither the Borrower nor any of its Subsidiaries is subject to any Restrictive Agreement, except those listed on Schedule 7.15 or otherwise permitted under Section 9.11.

7.16 Real Property. Neither the Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16.

7.17 Pension Matters. Schedule 7.17 sets forth a complete and correct list of, and that separately identifies, (a) any Title IV Plans (b) any Multiemployer Plans relating to the Borrower and each of its ERISA Affiliates (which, for the avoidance of doubt, excludes the Swiss Subsidiary) as of the Closing Date. Except as would not reasonably be expected to have a Material Adverse Effect, as at the Closing Date (i) each such Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Law so qualifies, (ii) each such Benefit Plan is in material compliance with applicable provisions of ERISA, the Code and any other applicable Law, (iii) there are no existing or pending (or, to the Knowledge of the Borrower, threatened in writing) Claims (other than Claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any Benefit Plan with respect to which any Obligor or Subsidiary thereof has incurred or otherwise has or would reasonably be expected to have an obligation or any liability or Claim, and (iv) no ERISA Event is reasonably expected to occur. The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to any Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and none of the Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date. Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or would reasonably be expected to occur in connection with which obligations and liabilities (contingent or otherwise) remain outstanding, and no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18 Collateral; Security Interest. Each Security Document is effective to create in favor of the Secured Parties legal, valid and enforceable (except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights, and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) security interests in the Collateral subject thereto to the extent required by the applicable Security Document, which security interests are perfected to the extent required by the Loan Documents and first-priority (subject only to Permitted Priority Liens) and payment of associated fees.

7.19 Regulatory Approvals.

(a) Each Obligor and each of its Subsidiaries holds, either directly or through licensees and agents, all material Regulatory Approvals and Product Authorizations necessary or required for such Obligor and its Subsidiaries to conduct its operations and businesses in the manner currently conducted, including all Product Development and Commercialization Activities related thereto.

(b) Set forth on Schedule 7.19(b) is a complete and accurate list of all material Regulatory Approvals granted or held by each Obligor and each of its Subsidiaries for the conduct of their business (including all Product Development and Commercialization Activities) and each of their Products (on a per Product basis). All such Regulatory Approvals are (i) legally and beneficially owned or held exclusively by such Obligors or such Subsidiary, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Governmental Authority in all material respects.

(c) (i) All material regulatory filings, notices, registrations, listings, reports and other Regulatory Approvals required to be filed or made by any Regulatory Authority or in respect of any Regulatory Approval with respect to any Product or any Product Development and Commercialization Activities have been made, and all such filings are complete and correct in all material respects and have complied in all material respects with all applicable Law, and (ii) all clinical trials and preclinical studies, if any, of investigational Products have been and are being conducted by each Obligor according to all applicable Law in all material respects, which includes, without limitation, legally required monitoring of clinical investigators.

(d) Each Obligor, each of its employees, and, to the Knowledge of such Obligor, suppliers, licensors, licensees and agents are in compliance in all material respects with all applicable Law (including all Regulatory Approvals and Product Authorizations) with respect to each Product and all Product Development and Commercialization Activities related thereto. Each Obligor has and maintains in full force and effect all the necessary and requisite Regulatory Approvals and Product Authorizations.

(e) Except as set forth on Schedule 7.19(e), and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document: (i) all Products and all Product Development and Commercialization Activities comply in all material respects with (A) all applicable Law, including, but not limited to, Healthcare Laws and Laws of the FDA and each other applicable Regulatory Authority, whether U.S. or non-U.S., and (B) all Regulatory Approvals; (ii) no Obligor, nor any of its Subsidiaries nor, to the Knowledge of the Borrower, any of their respective agents, suppliers, licensors or licensees have received any adverse inspection reports, warning letters or notices or similar documents with respect to any Product or any Product Development and Commercialization Activities from any Regulatory Authority within the last three (3) years that assert lack of compliance with any applicable Law or Regulatory Approvals or other orders, injunctions, or decrees that have not been resolved to the satisfaction of such Regulatory Authority; (iii) no Obligor, nor any of its Subsidiaries nor, to the Knowledge of the Borrower, any of their respective agents, suppliers, licensors or licensees have received any written notification from any Regulatory Authority within the last three (3) years, asserting that any Product or any Product Development and Commercialization Activities lacks a required Regulatory Approval; (iv) there is no regulatory enforcement action, audit, investigation or inquiry (other than non-material routine or periodic inspections, audits or reviews) that is pending or, to the Knowledge of the Borrower, threatened in writing against any Obligor, any of its Subsidiaries or, to the Knowledge of the Borrower, any of their respective suppliers, licensors or licensees with respect to any Product or any Product Development and Commercialization Activities, and, to the Knowledge of any Obligor, there is no reasonable basis for any such adverse regulatory action against such Obligor or any of its Subsidiaries or, to the Knowledge of the Borrower, any of their respective suppliers agents, licensors or licensees with respect to any Product or any Product Development and Commercialization Activities; and (v) without limiting the foregoing, (A) (1) there have been no product recalls, safety alerts, reportable field corrections, market withdrawals, marketing approval or clearance suspensions, removals or similar action conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Product or any Product Development and Commercialization Activities within the last three (3) years, and (2) no such product recall, safety alert, reportable field correction, market withdrawal, marketing approval or clearance suspension, removal, closure of any Product manufacturing facility or operation, or similar action has been requested, demanded or ordered by any Regulatory Authority within the last three (3) years, and, to the Knowledge of the Borrower, there is no reasonable basis for the issuance of any such product recall, safety alert, reportable field correction, market withdrawal, marketing approval or clearance suspension, removal or similar action with respect to any Product or any Product Development and Commercialization Activities which in each case could reasonably be expected to involve product costs in excess of $2,000,000, and (B) (1) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last three (3) years with respect to or in connection with any Product or any Product Development and Commercialization Activities, (2) there are no consent decrees (including plea agreements) that relate to any Product or any Product Development and Commercialization Activities and (3) to the Knowledge of the Borrower, there is no reasonable basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to any Product or any Product Development and Commercialization Activities or for the issuance of any consent decree. No Obligor nor any of its Subsidiaries nor, to the Knowledge of any Obligor, any of their respective agents, suppliers, licensees or licensors is employing or utilizing the services of any individual who (i) has been debarred, suspended or excluded under any applicable Law, including, but not limited to, Healthcare Laws, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, or (iii) convicted of or pled nolo contendere to sufficient facts regarding, any violation of a Healthcare Law.

(f) Neither any Obligor nor, to the Knowledge of such Obligor, any officer, employee or agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), would reasonably be expected to provide a basis for the FDA or any such other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g) The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by each Obligor or any of its Subsidiaries, or to the Knowledge of each such Obligor, in respect of which any Products (including Product candidates under development) have participated, were (and if still pending, are) being conducted materially in accordance with all applicable Laws (including, but not limited to, Healthcare Laws) and Regulatory Approvals and Product Authorizations. No Obligor nor any of its Subsidiaries has received any written notices or other correspondence from the FDA or any such other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support any Product Authorization or Regulatory Approval for any Product or any Product Development and Commercialization Activities.

(h) Except as set forth on Schedule 7.19(h), neither any Obligor, nor any of its Subsidiaries has, within the past three (3) years been the subject of any unsealed qui tam or False Claims Act litigation, or a defendant in any qui tam or other False Claims Act litigation; nor, to the knowledge of Borrower, has any such Obligor or any Subsidiary been so subject to sealed False Claims Act litigation or a defendant in any sealed qui tam.

(i) Each Obligor and each of its Subsidiaries have, to the extent applicable to it, at all times during the past three (3) years maintained a compliance program reasonably designed to comply with U.S.S.G. §8B2.1, in accordance with the recommendations of the U.S. Department of Health and Human Services’ Office of Inspector General. During the past three (3) years, neither Obligor nor any of its Subsidiaries have failed to remediate any material non-compliance with Healthcare Laws identified through its compliance program.

(j) Neither any Obligor nor any of its Subsidiaries has, during the past three (3) years:

(i) enrolled in any Federal Health Care Program;

(ii) maintained controlled substances subject to the federal Controlled Substances Act (P.L. 91-513); or

(iii) received written notice of, or otherwise become reasonably aware of, research misconduct, scientific integrity concerns, plagiarism, or self-plagiarism in connection with any clinical or preclinical trial, or federal or state funded research grant or agreement, which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect or Material Regulatory Event.

(k) During the past three (3) years, neither any Obligor nor any of its Subsidiaries has entered into any corporate integrity agreement, deferred prosecution agreement, settlement, or other similar agreement with any Governmental Authority.

(l) During the past three (3) years, neither any Obligor nor any of its Subsidiaries has provided any reimbursement, billing or coding advice, guidance or support (whether verbally, in writing, or through any third party) to (i) any health care professional, provider, or other Person who is in a position to purchase, prescribe, recommend, refer, or arrange for the purchase, prescription or recommendation of any Product, or (ii) existing or prospective patients in connection with any Product in any manner that does not comply with applicable Laws (including all applicable Healthcare Laws), applicable reimbursement policies and requirements of any Federal Health Care Program or third-party payor, and applicable ICD-10 standards.

(m) The Borrower has implemented and maintains industry standard oversight and audit procedures with respect to its contractors, suppliers, and manufacturers to verify and ensure such parties are in compliance in all material respects with applicable Laws of the FDA or any other applicable Regulatory Authority.

(n) Each Obligor and each of its Subsidiaries is in material compliance with HIPAA, including but not limited to all applicable the provisions of their respective business associate agreements (as such term is defined by HIPAA) to which it is a party and has implemented adequate policies, procedures and training that are reasonable and customary in the medical device industry and designed to assure continued compliance and to detect noncompliance. None of the Obligors nor any of their Subsidiaries have knowledge of and failed to investigate and disclose as required by applicable Law any actual or suspected Breach of Unsecured Protected Health Information (as such capitalized terms are defined in HIPAA). No Obligor or Subsidiary thereof is or has been a “covered entity” as defined in 45 C.F.R. § 160.103.

(o) During the past three (3) years, no commercial payor or Federal Health Care Program has materially limited reimbursement for any Product.

7.20 Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries has entered into, renewed, extended or been a part to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind for consideration in excess of $1,000,000) with any Affiliate (other than the Borrower or any Subsidiary) during the three (3) year period prior to the Closing Date.

7.21 OFAC. No Obligor, nor any of its Subsidiaries, nor, to the Knowledge of the Borrower, any of their respective directors, officers or employees nor, to the Knowledge of the Borrower, any agents or other persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction, in each case in violation of Sanctions or (iv) is or has been (within the previous five (5) years) otherwise in violation of or subject to an enforcement action relating to Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or otherwise, in each case in any manner that will result in any violation by any Person that is a party to this Agreement (including the Administrative Agent and its Affiliates) of Sanctions.

7.22 Anti-Corruption. No Obligor, nor any of its Subsidiaries, nor, to the Knowledge of the Borrower, any of their respective directors, officers, or employees nor, to the Knowledge of the Borrower, any agents or other persons acting on behalf of any of the foregoing, directly or indirectly, has (within the previous five (5) years) (i) violated or is in violation of the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. 78dd-1, et seq.) or any other applicable anti-corruption and anti-bribery Law on behalf of any Obligor, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) been subject to any enforcement action by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.23 Deposit and Disbursement Accounts. Schedule 7.23 contains a list of all banks and other financial institutions at which any Obligor or any of its Subsidiaries maintains Deposit Accounts, Securities Accounts or Commodities Accounts or other similar accounts, and such Schedule correctly identifies the name and address of each bank or financial institution, the name in which the account is held, the type of account, and the last four digits of the account number therefor.

7.24 Royalty and Other Payments. Except as set forth on Schedule 7.24, no Obligor nor any of its Subsidiaries is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

7.25 Privacy and Data Security

(a) Each Obligor and each of its Subsidiaries, is, and at all times since January 1, 2023 has been, in compliance in all material respects with (i) applicable Privacy and Data Security Laws; (ii) the Obligors and their Subsidiaries’ external and internal published written policies relating to privacy, data security, data protection, or the Processing of Personal Information; (iii) contracts to which the Obligors and/or their Subsidiaries are a party or otherwise bound that impose obligations on the Obligors and/or their Subsidiaries relating to privacy, data security, or data protection, or the Processing of Personal Information; and (iv) any self-regulatory standard or code of conduct relating to privacy, data security, data protection, or the Processing of Personal Information to which the Obligors and/or their Subsidiaries are bound or to which the Obligors and/or their Subsidiaries have publicly represented compliance (collectively, “Privacy and Data Security Requirements”); no event has occurred that has resulted in and, no circumstances exist that would reasonably be expected to result in a violation of any Privacy and Data Security Requirement, except for any such violation that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Each Obligor and each of its Subsidiaries has developed, implemented and maintains reasonable and appropriate administrative, organizational, technical and physical safeguards that are designed to protect (i) the security, confidentiality and integrity of Personal Information and (ii) each Obligor and each of its Subsidiaries’ Information Technology Systems and Products against any Security Event.

(c) The Information Technology Systems of each Obligor and each of its Subsidiaries are reasonably sufficient in all material respects for each Obligor and its Subsidiaries’ current needs and the operation of their businesses. To the Knowledge of Borrower, the Products and Information Technology Systems of each Obligor and each of its Subsidiaries do not contain any material bugs, backdoors, trojan horses, worms, spywares, viruses, malware, malicious computer code or other similar programs or defects (“Contaminants”). Each of these Products and Information Technology Systems are reasonably configured and maintained to mitigate and minimize the effects of any Contaminants, and to the Knowledge of Borrower, since January 1, 2023, have not suffered any material unplanned failures, breakdowns, disruptions, continued substandard performance or other adverse events that have caused or would reasonably be expected to result in a Security Event or substantial disruption or interruption to the availability of the Information Technology Systems or the businesses of the Obligors and/or their Subsidiaries.

(d) Each Obligor and each of its Subsidiaries is in compliance with and have been in compliance, in all material respects, with their respective plans, policies or procedures with respect to cybersecurity and data security. To the Knowledge of the Borrower, since January 1, 2023, there have not been (i) any unauthorized intrusions, access or breaches of the security of any Product or Information Technology System of the Obligors and/or their Subsidiaries or (ii) any unauthorized access, use, disclosure or Processing of Personal Information (collectively, “Security Event”). The Borrower and its Subsidiaries, on a consolidated basis, maintain cyber risk and privacy insurance, which provides no less than $10,000,000 per policy period, to cover any liability, loss or damage arising from any Security Event.

(e) Since January 1, 2023, no Obligor nor any of its Subsidiaries has received any written formal notice or, to the Knowledge of Borrower, been threatened with any, claim, allegation, or complaint by any Person or any self-regulatory entity alleging violation of any Privacy and Data Security Requirements in relation to or otherwise connected with Obligor’s or its Subsidiaries’ Processing of Personal Information, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Since January 1, 2023, there have been no pending investigations, audits, inquiries, suits, actions, or other legal proceedings asserted against any Obligor and/or its Subsidiaries, initiated by Person (including any Governmental Authority) or self-regulatory entity alleging any violation of any Privacy and Data Security Requirements in relation to or otherwise connected with Obligor’s or its Subsidiaries’ Processing of Personal Information, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 8

AFFIRMATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document survive repayment of the Loans for which no claim has been made) have been paid in full in cash:

8.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) [Reserved].

(b) As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year, commencing with the fiscal quarter ended March 31, 2026, the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in all material respects in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

(c) As soon as available and in any event within ninety (90) days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2026, the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case, prepared in all material respects in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of BDO USA, P.C., any “Big Four” accounting firm or any other firm of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP, consistently applied, and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than with respect to (i) the maturity of the Loans, or (ii) any actual, impending or potential breach of any financial covenant under this Agreement, and in the case of such consolidated financial statements, certified by a Responsible Officer of the Borrower.

(d) (i) Within ten (10) Business Days following the end of each calendar month, a liquidity certificate signed by the chief financial Responsible Officer of the Borrower as of the end of the applicable accounting period, substantially in the form of Exhibit E-1 (a “Liquidity Certificate”), which shall include calculations that demonstrate the Obligors’ compliance (or non-compliance) with Section 10.01 and (ii) together with the financial statements required pursuant to Sections 8.01(b) and 8.01(c), a compliance certificate signed by the chief financial Responsible Officer of the Borrower as of the end of the applicable accounting period, substantially in the form of Exhibit E-2 (a “Compliance Certificate”), which for the avoidance of doubt shall include a summary of Revenue generated by the Products (in reasonable detail) and which shall include calculations that demonstrate the Obligors’ compliance (or non-compliance) with Section 10.02.

(e) As soon as available and in any event no later than sixty (60) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2026), copies of an annual budget (or equivalent) for the Borrower and its Subsidiaries, approved by the Board, for the then current fiscal year, accompanied by a certificate of the chief financial officer of the Borrower certifying that (i) such budget was prepared by the Borrower in good faith, (ii) the Board of the Borrower had at the time of preparation of the budget (and as of the date of delivery to the Administrative Agent of such budget) a reasonable basis for all of the assumptions contained in such budget and (iii) such budget was prepared in accordance with, and based upon, such assumptions.

(f) Promptly following the Administrative Agent’s written request, proof of the Borrower’s compliance with Section 10.01 provided that, if no Event of Default has occurred and is continuing no such request may be made (i) more than once in any month, (ii) in consecutive months, or (iii) more than four times in any year (it being agreed and understood that nothing in this clause (f) shall limit the Borrower’s obligation to deliver any Liquidity Certificate in accordance with or pursuant to Section 8.01(d)).

(g) [Reserved].

(h) Promptly, and in any event within ten (10) Business Days after receipt thereof by any Responsible Officer of the Borrower, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor (other than routine comments on the Borrower’s public filings from the staff of the Securities and Exchange Commission or inquiries from the Financial Industry Regulatory Authority).

(i) Together with the delivery of any financial statements pursuant to Section 8.01(b) or (c), notice of any material change in accounting policies or financial reporting practices by the Obligors since the last set of financial statements delivered to the Administrative Agent.

(j) Together with the financial statements required pursuant to Sections 8.01(b), details of any return, recovery, dispute or Claim related to any Product or inventory that involves more than $1,500,000 (or the Equivalent Amount in other currencies), including reasonable detail of the basis for such return, recovery, dispute or Claim since the last set of financial statements delivered to the Administrative Agent.

(k) Together with the financial statements required pursuant to Section 8.01(b), notice of the entering into of any new Material Agreement by an Obligor or any material amendment to a Material Agreement, together with copies thereof.

(l) [Reserved.]

(m) Such other information respecting the operations, properties, business or condition (financial or otherwise) of the Borrower and its Subsidiaries (including with respect to the Collateral) as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are or filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System.

The Borrower hereby acknowledges that the Administrative Agent or the Lenders may not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and the Administrative Agent, the Lenders or their respective personnel may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower agrees that, for purposes of both this Section 8.01 and Section 8.02, neither the Borrower nor any Person acting on its behalf will provide, or become obligated to provide, the Administrative Agent or any Lender or their respective representatives or agents with any information that the Borrower reasonably believes constitutes material non-public information, except during an MNPI Notice Window; provided that, notwithstanding the foregoing, the information required to be delivered pursuant to (i) clauses (b), (c), (d), (f), (h), (i) and (m) of Section 8.01 and (ii) clauses (a), (k) and (l) of Section 8.02 shall be furnished and delivered to the Administrative Agent as provided herein whether or not such information qualifies as material non-public information. The Borrower hereby acknowledges that the Administrative Agent and each Lender is relying on the foregoing covenant in effecting transactions in securities of the Borrower.

8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following promptly, but in any event within five (5) Business Days (unless otherwise specified below), after a Responsible Officer of the Borrower or any Obligor first learns of the existence of (prepared in reasonable detail):

(a) The occurrence or existence of (i) any Event of Default, and (ii) any Default of which any Obligor has Knowledge.

(b) The occurrence of any event with respect to its property or assets resulting in a Loss in excess of $1,500,000 (or the Equivalent Amount in other currencies) in the aggregate for which (x) the applicable insurer has rejected the insurance claim or (y) for which the applicable Obligor does not intend to submit an insurance claim.

(c) The occurrence of any event or circumstance giving rise to (or that would reasonably be expected to give rise to) any environmental liability under applicable Environmental Laws resulting in an uninsured Loss aggregating $1,500,000 (or the Equivalent Amount in other currencies) or more.

(d) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to Borrower’s Knowledge, affecting the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or Material Regulatory Event.

(e) (i) Except to the extent it would not reasonably be expected to have a Material Adverse Effect, on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) Business Days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(f) (i) The termination of any Material Agreement other than termination at the end of its term pursuant to its express terms; and (ii) the receipt by the Borrower or any of its Subsidiaries of any material notice under any Material Agreement (and a copy thereof) including any notice alleging a default under or breach of any such agreement.

(g) The limiting, suspending or revoking of any Regulatory Approval or the changing of the market classifications, indications, contraindications or warnings required in the labeling of any Product by any Governmental Authority, in each case, in any jurisdiction that is material to the Borrower’s business.

(h) Any material Breach of Unsecured Protected Health Information (as such capitalized terms are defined in HIPAA), including any for which media notification will be required.

(i) Any labor controversy resulting in or which would reasonably be expected to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor that materially and adversely affects such Obligor’s business.

(j) Any Security Event, all formal written complaints or other communications by any Person or self-regulatory entity received by any Obligor alleging violation of any applicable Privacy and Data Security Requirement relating to or otherwise connected with any Obligor’s Processing of Personal Information, and all investigations audits, inquiries, suits, actions or other legal proceedings asserted by any Person (including any Governmental Authority) or self-regulatory entity regarding an actual or possible violation of applicable Privacy and Data Security Requirements relating to or otherwise connected with Obligor’s Processing of Personal Information, and all notices, allegations, complaints, and other communications relating to any of the foregoing, in each case with respect to this clause (j) that would either individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(k) Concurrently with the delivery of any Compliance Certificate delivered pursuant to and in accordance with Section 8.01(d), the creation, development or other acquisition of any new Intellectual Property by the Borrower or any of its Subsidiaries after the Closing Date and during such prior fiscal year which is registered or becomes registered by the Borrower or any of its Subsidiaries or the subject of an application for registration filed by the Borrower or any of its Subsidiaries with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other similar or equivalent foreign Governmental Authority.

(l) Concurrently with the delivery of any Liquidity Certificate delivered pursuant to and in accordance with Section 8.01(d), any administrative details (including, without limitation, changes to account type or account ownership) of any new Deposit Accounts, Securities Accounts or Commodity Accounts opened since the date of the last Liquidity Certificate delivered to the Administrative Agent or changes to any existing Deposit Accounts, Securities Accounts or Commodity Accounts since the date of the last Liquidity Certificate, delivered to Administrative Agent.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document.

Notwithstanding anything to the contrary in the Loan Documents, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) is prohibited by Law or any agreement binding on the Borrower or such Subsidiary to be disclosed to the Administrative Agent, any Lender and/or their respective representatives or contractors, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product, or (iv) is related to Borrower’s strategy towards the Transactions, the Loan Documents or any Lender.

8.03 Existence; Conduct of Business. Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary so that (i) each such Person preserves, renews and keeps in full force and effect its legal existence and remains organized and validly existing under the Laws of its jurisdiction of organization, (ii) each such Person has all requisite corporate or equivalent power, and all Governmental Approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same would not reasonably be expected to have a Material Adverse Effect, (iii) each such Person is qualified to do business and is in good standing (in each case to the extent such concepts are applicable) in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify (either individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect and (iv) each such Person has full power, authority and legal right to perform its obligations under each Loan Document to which it is a party; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04 Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including all Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful Claims for labor, materials and supplies which, if unpaid, would reasonably be expected to become a Lien (other than a Permitted Lien) upon any properties or assets of the Borrower or any of its Subsidiaries, except to the extent (i) such Taxes, fees, assessments or governmental charges or levies or such Claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP or (ii) where the Tax liability associated with such failure to pay such Taxes or file such Tax returns does not exceed $500,000 (or the Equivalent Amount in other currencies).

8.05 Insurance. Such Obligor will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the written request of the Administrative Agent, the Borrower shall furnish the Administrative Agent from time to time (but in any event not more than once in any year unless an Event of Default is continuing) with (i) full information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect. The Borrower shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to the insured Person without at least thirty (30) days’ (or ten (10) days in the case of non-payment) prior written notice to the Borrower and the Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies or material reduction of coverages or amounts thereunder shall entitle the Secured Parties after thirty (30) days have passed since receipt of such notice and the Borrower has taken no renewal action to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower (payable within ten (10) Business Days of demand). The amount of any such expenses shall constitute “Obligations” and shall accrue interest at the Default Rate if not paid within ten (10) Business Days of such demand.

8.06 Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made sufficient to prepare financial statements in accordance with GAAP. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records (excluding records subject to attorney client privilege or subject to binding confidentiality agreements with third parties or to the extent prohibited by applicable Law), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and during normal business hours (but not more often than once a year unless an Event of Default has occurred and is continuing) as the Administrative Agent or the Lenders may request provided that no breach of this Section 8.06 will occur if any independent accountants do not agree to meet with the representative of the Administrative Agent. The Obligors shall pay all reasonable and documented out-of-pocket costs and expenses of all such inspections.

8.07 Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Law (including Environmental Laws), Regulatory Approvals and Governmental Approvals and (ii) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

8.08 Maintenance of Properties, Etc. Such Obligor will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets and properties necessary in or material to the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09 Licenses. Such Obligor will, and will cause each of its Subsidiaries to, obtain and maintain all Regulatory Approvals and other Governmental Approvals necessary in connection with (a) the execution, delivery and performance of the Loan Documents and the consummation of the Transactions, or (b) the operation and conduct of its business and ownership of its properties, including the ownership and use of its Products and all Product Development and Commercialization Activities related thereto, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect or Material Regulatory Event.

8.10 Action under Environmental Laws. Such Obligor will, and will cause each of its Subsidiaries to comply with applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

8.11 Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.04. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12 Subsidiary Guarantors; Excluded Foreign Subsidiaries; Further Assurances.

(a) Each Obligor will take such action, and will cause each of its Subsidiaries (other than Excluded Foreign Subsidiaries) to take such action, from time to time as shall be necessary to ensure that all Subsidiaries are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that any Obligor or any of its Subsidiaries (other than Excluded Foreign Subsidiaries) shall form or acquire any new Subsidiary, within sixty (60) days of such acquisition or formation (as such period of time may be extended by the Administrative Agent) such Obligor will (or will cause such Subsidiary to):

(i) cause such new Subsidiary (other than an Excluded Foreign Subsidiary) to become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement;

(ii) take such action or cause such Subsidiary (other than an Excluded Foreign Subsidiary) to take such action (including joining the Security Agreement, delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable (except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights, and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) first priority (subject to Permitted Priority Liens) Liens on substantially all of the personal property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder to the extent such perfection actions are required to be taken pursuant to the Security Agreement;

(iii) to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all outstanding issued shares of such Subsidiary; and

(iv) deliver such proof of corporate (or equivalent) action, incumbency of officers (or equivalent authorized persons), opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Administrative Agent shall have reasonably requested.

(b) Excluded Foreign Subsidiaries. If as of the last day of any fiscal quarter (i) Revenue for the four (4) fiscal quarter period ending on such date attributable to any Excluded Foreign Subsidiary is greater than or equal to (x) five percent (5%) individually or (y) ten percent (10%) when taken together with all other Excluded Foreign Subsidiaries of the aggregate Revenue for such period of the Borrower and its consolidated Subsidiaries, or (ii) any Excluded Foreign Subsidiary maintains cash and other assets with an aggregate value in excess of (x) five percent (5%) individually or (y) ten percent (10%) in the aggregate when taken together with all other Excluded Foreign Subsidiaries of the aggregate value of the assets of the Borrower and its Subsidiaries, then the Borrower shall promptly (and, in any event within sixty (60)) days of the date on which the financial statements were delivered or were required to have been delivered in respect of such period) cause such Excluded Foreign Subsidiaries designated by the Administrative Agent, in its reasonable discretion, to become Subsidiary Guarantors in accordance with Section 8.12(a) (as though such designated Excluded Foreign Subsidiaries were new Subsidiaries and no longer Excluded Foreign

Subsidiaries) pursuant to documentation (including any foreign law governed documentation as may be necessary or desirable in the Administrative Agents sole discretion) such that, following such joinder, solely with respect to clause (i) above, the Revenue attributable to any Excluded Foreign Subsidiary for such period shall be less than (A) five percent (5%) individually or (B) ten percent (10%) in the aggregate of the aggregate Revenue of the Borrower and its consolidated Subsidiaries for such period or, solely with respect to clause (ii) above, the cash and other assets maintained by any Excluded Foreign Subsidiary shall be less than (A) five percent (5%) individually or (B) ten percent (10%) in the aggregate when taken together with all other Excluded Foreign Subsidiaries of the aggregate value of the assets of the Borrower and its Subsidiaries. Following any such joinder, such designated foreign Subsidiaries shall no longer be Excluded Foreign Subsidiaries and shall be Subsidiary Guarantors for all purposes hereunder and under the other Loan Documents, and shall not be re-designated as Excluded Foreign Subsidiaries; provided, that, notwithstanding the foregoing, any such Subsidiary Guarantor may be re-designated as a Excluded Foreign Subsidiary (and thus shall not be treated as a Subsidiary Guarantor for all purposes hereunder or under any Loan Document) if on or after the date of such joinder, the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, in each case, is reasonably expected to result in material adverse tax consequences which the Administrative Agent determines in its reasonable discretion in consultation with the Borrower would exceed the value to the Lenders of such Subsidiary continuing to be a Subsidiary Guarantor.

(c) Further Assurances.

(i) Such Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement, subject to the limitations and qualifications set forth herein.

(ii) Without limiting the generality of the foregoing, but subject to the limitations and qualifications set forth in the Loan Documents, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements and limitations of the Security Documents.

(iii) In the event that the Borrower or any of its Subsidiaries acquires any real property with a value in excess of $1,000,000 during the term of this Agreement, the Borrower shall promptly notify the Administrative Agent and provide the Administrative Agent with a description of such real property, the acquisition date thereof and the purchase price therefor. Upon the request of the Administrative Agent, the Borrower or any such Subsidiary shall execute and deliver a mortgage with respect to such acquired real property to secure the Obligations (other than Warrant Obligations).

(d) Costs and Benefits. Notwithstanding any term or provision of this Section 8.12 to the contrary, without limiting the right of the Administrative Agent or the Lenders to require a Lien or a security interest in the Equity Interests of, or Guarantee from, any newly acquired or created Subsidiary of the Borrower, or a Lien or security interest on any assets or properties of the Borrower or any of its Subsidiaries, the Borrower may request in writing to the Administrative Agent waive the requirements of this Section 8.12 to provide a Lien, security interest or Guarantee, as the case may be, due to the cost or burden thereof to the Borrower and its Subsidiaries (when taken as a whole) being unreasonably excessive relative to the benefit that would inure to the Secured Parties, and describing such cost or burden in reasonable detail. Upon receipt of any such written notice, the Administrative Agent shall review and consider such request in good faith and, within five (5) Business Days of receipt of such request, the Administrative Agent shall determine in its sole but commercially reasonable discretion, and notify the Borrower of such determination, whether the Administrative Agent will grant such request for a waiver. With respect to any Subsidiary for which the requirement to provide a Lien, security interest or Guarantee, as they case may be, has been waived by the Administrative Agent in accordance with this Section 8.12(c), such waiver may be terminated by the Administrative Agent if it determines in its sole but commercially reasonable discretion that the cost or burden of providing such Lien, security interest or Guarantee is no longer unreasonably excessive relative to the benefits that would inure to the Secured Parties. If such waiver is terminated, such Subsidiary shall be required to comply with the requirements of this Section 8.12.

8.13 Termination of Non-Permitted Liens. In the event that the Borrower or any of its Subsidiaries shall become aware or be notified by the Administrative Agent or any Lender of the existence of any outstanding Lien against any asset or property of the Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, the Borrower shall use its commercially reasonable efforts to promptly terminate or cause the termination of such Lien.

8.14 Intellectual Property. In the event that the Obligors or any Subsidiary thereof acquire, develop or create any Obligor Intellectual Property (other than Excluded Property) during the term of this Agreement, then the provisions of this Agreement and the other Loan Documents shall automatically apply thereto and, subject to Section 9.13(a) concerning the applicable licensor allowing a valid and perfected Lien to attach to the applicable agreement (regarding licenses of Obligor Intellectual Property), any such Obligor Intellectual Property shall automatically constitute part of the Collateral, without further action by any party, in each case from and after the date of such acquisition or creation (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition, development or creation that such representations and warranties are brought down or made anew as provided herein). Notwithstanding anything to the contrary contained herein, no Subsidiary or Affiliate of any Obligor that is not an Obligor shall own any Material Intellectual Property or hold any exclusive rights to any Material Intellectual Property, but may license on a non-exclusive basis any such Material Intellectual Property.

8.15 Litigation Cooperation. The Borrower shall use its commercially reasonable efforts to make available to the Administrative Agent, without expense to the Administrative Agent, reasonable access to each Obligor and such Obligor’s officers, employees and agents and such Obligor’s books and records (excluding records subject to attorney client privilege or subject to binding confidentiality agreements with third parties or to the extent prohibited by applicable Law), to the extent that the Administrative Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Administrative Agent or any Lender with respect to any Collateral, the subject of any Loan Document or relating to any Obligor.

8.16 Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. With respect to the Products and all Product Development and Commercialization Activities, the Borrower will, and will cause each other Obligor and each of their respective Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all material Regulatory Approvals (including all Product Authorizations), Contracts, Product Related Information, rights to Material Intellectual Property not owned by an Obligor, and other rights, interests or assets (whether tangible or intangible) necessary for the operations of the Borrower’s or such Obligor’s business, as the case may be, including any Product Development and Commercialization Activities, (ii) notify the Administrative Agent within ten (10) Business Days after the Borrower obtains Knowledge thereof, of (x) any product recalls, safety alerts, reportable field corrections, market withdrawals, marketing approval or clearance suspensions, removals or similar action conducted, to be undertaken or issued by the Borrower, any such Obligor or any of their respective suppliers, as the case may be, whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or any Product Development and Commercialization Activities, or (y) any reasonable basis for any Governmental Authority to undertake or issue any such action or item, (iii) maintain in full force and effect, and pay all costs and expenses relating to such maintenance, all Material Intellectual Property owned or controlled by the Borrower or any such Obligor that is used in and is necessary for the operations of the business of such Person, including Product Development and Commercialization Activities (except where such Material Intellectual Property may be abandoned or expired in the ordinary course of business), (iv) notify the Administrative Agent, promptly after the Borrower obtains Knowledge thereof, of any infringement or other violation by any Person of the Borrower’s or any other Obligor’s Material Intellectual Property that is used in the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities, and pursue enforcement against any such infringement or other violation, in such manner and to the extent commercially reasonable to do so, (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property acquired, created, developed or otherwise controlled by the Borrower or any other Obligor or Subsidiary thereof, as the case may be, that is used in and necessary for the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities, and (vi) notify the Administrative Agent, promptly after the Borrower obtains Knowledge thereof, of any claim by any Person that the conduct of the Borrower’s or any such Obligor’s business (including any Product Development and Commercialization Activities) infringes, misappropriates or otherwise violates any Intellectual Property of such Person to a material extent.

8.17 ERISA Compliance. The Obligors will comply, and will cause each of their Subsidiaries to comply, in all material respects, with the applicable provisions of ERISA with respect to any Plans to which any Obligor or any of its Subsidiary thereto is a party as employer, except where such noncompliance would not reasonably be expected to cause a Material Adverse Effect.

8.18 Cash Management. The Borrower will, and will cause each Subsidiary Guarantor to:

(a) subject to Section 8.18(b) and Section 8.20(c), maintain all Deposit Accounts, Securities Accounts and Commodity Accounts (and similar accounts) other than Excluded Accounts with a bank or financial institution that has executed and delivered to the Administrative Agent an Account Control Agreement in favor of the Administrative Agent (each such account, a “Controlled Account”); provided that no Account Control Agreement shall be required for any Excluded Account;

(b) within sixty (60) days of the date on which any Obligor opens any Deposit Account, Securities Account or Commodity Accounts (or similar account, other than an Excluded Account) after the Closing Date, execute and deliver to the Administrative Agent an Account Control Agreement in relation to such account or for any account held outside of the United States, caused such account and the contents thereof to be subject to a perfected Lien in favor of the Administrative Agents; and

(c) subject to Section 8.18(b) and Section 8.20(c), deposit promptly in the ordinary course of business after the date of receipt thereof all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts receivable, Contracts or any other rights and interests into one or more Controlled Accounts; and

(d) cause each Controlled Account, at all times, to be subject to a legal, valid and binding Account Control Agreement in favor of the Administrative Agent or for any account held outside of the United States, caused such account and the contents thereof to be subject to a perfected Lien in favor of the Administrative Agents.

8.19 Intercompany Subordination Agreement. The Borrower shall cause each of its Subsidiaries to become party to the Intercompany Subordination Agreement.

8.20 Post-Closing Matters.

(a) Insurance Endorsements. The Borrower shall deliver (or caused to be delivered) to the Administrative Agent on or before the date that is thirty (30) days after the Closing Date (as such deadline may be extended by the Administrative Agent in its sole discretion), insurance endorsements in compliance with the covenants set forth in Section 8.05 of this Agreement.

(b) Stock Certificates. The Borrower shall deliver (or cause to be delivered) to the Administrative Agent on or before the date that is thirty (30) days following the Closing Date, all Collateral consisting of stock certificates (in the case of Equity Interests that are securities (as defined in the NY UCC)), which certificates shall be accompanied by undated instruments of transfer duly executed in blank, representing the equity interests of Pulmonx Hong Kong Limited, as expressly required pursuant to the Security Agreement.

(c) Control Agreements. The Borrower shall cause each applicable Obligor to enter into Control Agreements with respect to any Accounts required to be a Controlled Account pursuant to Section 8.18 of this Agreement on or before the date that is thirty (30) days after the Closing Date (as such deadline may be extended by the Administrative Agent in its sole discretion); and

(d) Swiss Law Deliverables. On or before the date that is ten (10) Business Days following the Closing Date, the Collateral Agent shall have received (i) a Guarantee Assumption Agreement, duly executed by the Swiss Subsidiary; (ii) share certificates or quota certificates, as the case may be, representing all shares or quotas in the Swiss Subsidiaries the share or quotas of which are subject to a pledge granted under any Swiss Security Document; (iii) copies of the updated and duly signed shareholder registers or quotaholder registeres of the relevant Swiss Subsidiaries documenting the pledge granted over the respective shares or quotas in the relevant Swiss Subsidiary; (iv) copies of the duly executed notifications to the banks being account holding banks of all bank accounts which are subject to a pledge granted under any Swiss Security Document; (v) copies of the duly executed notifications, to the extent required to be delivered under the relevant Swiss Security Document, to be delivered to any debtor of receivables subject to a security assignment under any Swiss Security Document; and (vi) an opinion of Homburger AG, legal adviser to the Administrative Agent, the Collateral Agent and the Lenders in Switzerland.

SECTION 9

NEGATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document survive repayment of the Loans for which no claim has been made) have been paid in full in cash:

9.01 Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 7.13(a) and Permitted Refinancings thereof;

(c) Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, insurance obligations and other statutory obligations, deferred compensation, social security or wage taxes or other employee or director benefits, in each case, incurred in the ordinary course of business;

(d) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or such Subsidiary’s business in accordance with customary terms and not overdue by more than one hundred fifty (150) days, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(e) Indebtedness consisting of Guarantees resulting from endorsement of negotiable instruments for collection by any Obligor in the ordinary course of business;

(f) Indebtedness of (i) any Obligor owing to any other Obligor, (ii) a Subsidiary that is not an Obligor owing to any other Subsidiary, and (iii) to the extent permitted under Section 9.05(n), any Obligor owing to any Subsidiary which is not an Obligor;

(g) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (and related software), including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) if any such financing is secured, the collateral therefor shall consist solely of the assets being financed pursuant to such financing (together with additions, accessions and improvements thereto), the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of all such Indebtedness incurred pursuant to this clause (g) shall not exceed $1,000,000 (or the Equivalent Amount in other currencies) at any time outstanding in the aggregate;

(h) Deposits or advances received from customers in the ordinary course of business;

(i) unsecured Indebtedness assumed or acquired pursuant to any Permitted Acquisition (so long as no Event of Default has occurred and is continuing or would reasonably be expected to result therefrom) and any Permitted Refinancing thereof; provided that (i) such Indebtedness exists at the time such Permitted Acquisition is consummated and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) together with any Indebtedness permitted by Section 9.01(j) shall not exceed an aggregate principal amount of $500,000 at any time outstanding;

(j) to the extent constituting Indebtedness, (i) purchase price adjustments and indemnification payments in connection with Permitted Acquisition, and (ii) unsecured earn-out obligations, milestones, royalties or similar contingent purchase price obligations incurred in connection with a Permitted Acquisition; provided that the aggregate principal amount of Indebtedness permitted by this clause (j) together with any Indebtedness permitted by Section 9.01(i) shall not exceed an aggregate principal amount of $500,000 at any time outstanding;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(l) to the extent constituting Indebtedness, obligations incurred in connection with the financing of insurance premiums;

(m) Indebtedness incurred in connection with the endorsement of instruments for deposit in the ordinary course of business;

(n) to the extent constituting Indebtedness, guaranteed bonus payments to employees of the Borrower;

(o) to the extent constituting Indebtedness, any Taxes to the extent (i) being contested good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made, or (ii) the payment thereof is not required to be made in accordance with Section 8.04; provided, that the aggregate amount of all Indebtedness under this clause (o) does not exceed $500,000 at any time;

(p) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(q) Indebtedness in an amount not to exceed $1,500,000 at any time outstanding consisting of obligations under license or other agreements containing a guaranteed minimum payment or purchase;

(r) Indebtedness in an aggregate principal amount not to exceed $500,000 (or the Equivalent Amount in other currencies) at any time outstanding, in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management or merchant services;

(s) reimbursement obligations in connection with letters of credit, bank guarantees or bank warranties that are incurred in the ordinary course of business and are solely secured by cash or Permitted Cash Equivalent Investments and are issued on behalf of the Borrower or any Subsidiary, in an aggregate amount not to exceed $1,000,000 (or the Equivalent Amount in other currencies) outstanding at any time;

(t) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $2,5000,000 (or the Equivalent Amount in other currencies);

(u) to the extent constituting Indebtedness, Investments permitted by Sections 9.05(a), (e), (f), (j) and (m).

Notwithstanding anything to the contrary herein, no Indebtedness owing by an Obligor to a Subsidiary that is not an Obligor shall be permitted under this Section 9.01 unless such Indebtedness is unsecured and subordinated to the Obligations (other than Warrant Obligations) pursuant to the Intercompany Subordination Agreement.

9.02 Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien or security interest on any property or asset now or in the future owned by it or such Subsidiary, or except as permitted by Sections 9.09(c), (f), (i), (m) or (s) assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the Closing Date and set forth in Schedule 7.13(b); provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens securing Indebtedness permitted under Section 9.01(g); provided that such Liens (i) are restricted solely to the property or assets described in such clause (g) and (ii) only secure the Indebtedness expressly permitted pursuant to such clause (g);

(d) Liens imposed by Law which were incurred in the ordinary course of business, including (but not limited to) carriers’, landlords’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens securing Taxes permitted as Indebtedness under Section 9.01(o);

(g) with respect to any real property, servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property, (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable Laws and (iii) rights of expropriation, access or use or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(i) bankers’ liens, rights of setoff and similar Liens incurred on deposits held in Deposit Accounts made in the ordinary course of business;

(j) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(k) Liens consisting of judgment or judicial attachment Liens (other than for the payment of Taxes) that do not constitute an Event of Default under Section 11.01(i);

(l) leases, licenses, subleases or sublicenses in each case, granted to others (excluding licenses relating to Intellectual Property) that do not have an adverse impact in any material respect on the business of the Borrower and its Subsidiaries, taken as a whole, or secure any Indebtedness;

(m) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(o) Liens over Deposit Accounts supporting Indebtedness permitted by Sections 9.01(r) or (s), each in an amount not exceeding 105% (or 110% for letters of credit denominated in a currency other than Dollars) of the aggregate principal amount of such Indebtedness;

(p) Liens granted on the unearned portion of insurance premiums securing the financing of insurance premiums permitted by Section 9.01(l);

(q) Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property;

(r) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder so long as (i) the underlying proposed transaction that is subject of such letter of intent or purchase agreement would, upon completion, constitute a Permitted Acquisition or otherwise be permitted pursuant to this Agreement, and (ii) any such Lien shall be limited solely to the cash deposit and no other assets or properties of the Borrower or any of its Subsidiaries;

(s) Liens existing on assets or property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary of the Borrower, in each case after the date hereof, and including the replacement, modification, extension or renewal of any such Lien to the extent originally permitted by this clause upon or in the same assets or property in connection with the replacement, modification, extension or renewal of the Indebtedness secured thereby; provided that (i) the acquisition of such assets or property or the Person that becomes a Subsidiary of the Borrower shall qualify as a Permitted Acquisition, (ii) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (iii) such Lien does not extend to or cover any other assets or property (other than (1) the proceeds or products of the originally secured assets or properties, (2) after-acquired property that is affixed or incorporated into the property covered by such Lien, (3) any other Permitted Lien and (4) after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time) and (iv) any Indebtedness secured by any such Lien is permitted under Section 9.01;

(t) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u) other Liens securing obligations not exceeding $1,000,000 in the aggregate outstanding at any time; and

(v) Liens that constitute licenses permitted pursuant to Section 9.13,

provided that no Lien otherwise permitted under any of clause (b) through (u) above (other than clauses (f), or (k)) shall apply to any Material Intellectual Property.

9.03 Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) merge, amalgamate or consolidate, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any of its Equity Interests, (iv) make an Asset Sale of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or (v) make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests in, or be a party to any acquisition of, any Person, except:

(a) Investments permitted under Sections 9.01(b), (f), (p) or (t) and Section 9.05(e), (m) and (n);

(b) the merger, amalgamation, consolidation, liquidation or dissolution of (i) any Subsidiary Guarantor with or into any other Obligor so long as an Obligor is the surviving or resulting entity; provided that if the Borrower is party to any such merger, amalgamation or consolidation, the Borrower shall be the surviving or resulting entity, (ii) any Subsidiary that is not an Obligor with or into an Obligor so long as an Obligor is the surviving or resulting entity, and (iii) any Subsidiary that is not an Obligor with or into any other Subsidiary that is not an Obligor;

(c) the sale, lease, transfer or other disposition of any or all of its property (including by voluntary liquidation) by (i) any Subsidiary Guarantor to any other Obligor, and (ii) any Subsidiary that is not an Obligor to any Subsidiary;

(d) the issuance, sale, transfer or other disposition of the Equity Interest of (i) any Subsidiary Guarantor to any other Obligor, and (ii) any Subsidiary that is not an Obligor to any Subsidiary;

(e) Permitted Acquisitions;

(f) Asset Sales permitted pursuant to Sections 9.05(m), 9.09 and 9.13(b);

(g) subject to Section 8.12, the formation of any Subsidiary; and

(h) the Borrower may sell or issue its Equity Interests that qualify as Qualified Equity Interests and Subsidiaries may issue Equity Interests in the nature of directors’ qualifying director’s shares and similar interests required pursuant to applicable Law;

provided that no merger, amalgamation or consolidation otherwise permitted by clause (b) shall be permitted if an Event of Default has occurred and is then continuing or would reasonably be expected to result therefrom.

9.04 Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in or planned to be engaged in on the Closing Date by the Borrower or and its Subsidiaries or a business reasonably related, complementary, ancillary or incidental thereto or constituting a reasonable extension thereof.

9.05 Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the Closing Date and identified in Schedule 9.05;

(b) operating Deposit Accounts and other investment accounts with banks and financial institutions that comply with Section 8.18;

(c) (i) extensions of credit in the nature of accounts receivable or notes receivable and other credit extensions arising from the sales of goods or services in the ordinary course of business and (ii) prepaid royalties arising in the ordinary course of business;

(d) Permitted Cash Equivalent Investments;

(e) Investments by (i) any Obligor in any other Obligor, and (ii) any Subsidiary that is not an Obligor to any Subsidiary;

(f) Hedging Agreements entered into in the ordinary course of business for the purpose of hedging interest rate or currency risks (and not for speculative purposes);

(g) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h) employee loans, travel advances and Guarantees in accordance with usual and customary practices with respect thereto (if permitted by Law) which in the aggregate shall not exceed $250,000 outstanding at any time (or the Equivalent Amount in other currencies);

(i) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j) Investments permitted under Sections 9.01(b), (e), (f), Section 9.03, Section 9.10 or Section 9.16;

(k) Investments in an aggregate amount not to exceed (i) $500,000 (or the Equivalent Amount in other currencies) per fiscal year or (ii) $1,000,000 at any time outstanding (or the Equivalent Amount in other currencies);

(l) Investments received in connection with Asset Sales permitted by Section 9.09;

(m) Investments by an Obligor in or to a Excluded Foreign Subsidiary consisting of payments pursuant to bona fide, arm’s length transfer pricing or cost-plus arrangements in the ordinary course of business and consistent with past practice; and

(n) additional Investments by an Obligor in or to a Excluded Foreign Subsidiary; provided that the aggregate amount of such Investments made with respect to all Excluded Foreign Subsidiaries does not exceed $1,000,000 (or the Equivalent Amount in other currencies) in the aggregate in any fiscal year or $2,500,000 at any time outstanding.

9.06 Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) dividends with respect to the Borrower’s Equity Interests payable solely in additional Equity Interests that constitute common stock (or the equivalent) or other Qualified Equity Interests;

(b) the Borrower’s purchase, redemption, retirement, or other acquisition of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests;

(c) dividends paid by any Subsidiary which is (i) an Obligor to any other Obligor, and (ii) not an Obligor to any Subsidiary;

(d) the Borrower may make Restricted Payments (i) pursuant to and in accordance with restricted stock agreements, stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, or (ii) in connection with the satisfaction of withholding Tax obligations; provided that the aggregate amount of all such Restricted Payments permitted under this clause (d) shall not exceed $500,000 (or the Equivalent Amount in other currencies) in the aggregate in any fiscal year of the Borrower;

(e) the Borrower may pay cash in lieu of the issuance of fractional shares; and

(f) the Borrower may honor any conversion requests in respect of any convertible securities of the Borrower into Qualified Equity Interests of the Borrower pursuant to the terms of such convertible securities;

(g) the Borrower may honor any exercise request in respect of warrants to issue and purchase Qualified Equity Interests of the Borrower pursuant to the terms of such warrants;

(h) the Borrower may agree to pay and accrue dividends on its Equity Interests payable other than in Qualified Equity Interests so long as the Borrower does not make actual payment of any such dividend until all Obligations (other than Warrant Obligations and inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document survive repayment of the Loans for which no claim has been made) have been paid in full; and

(i) so long as no Event of Default exists or shall result therefrom, Borrower may make Restricted Payments in an aggregate amount not to exceed $500,000.

9.07 Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Material Indebtedness constituting obligations for borrowed money or evidenced by bonds, debentures, notes or similar instruments other than (i) payments of the Obligations, (ii) scheduled payments of such other Permitted Indebtedness and (iii) payments of Permitted Indebtedness in connection with any Permitted Refinancings thereof, (iv) payments of Indebtedness permitted in reliance upon Section 9.01(c), (d), (f), (g), (i), (j), (k) and/or (l), and (v) conversions of debt securities convertible into or exchangeable for Qualified Equity Interests and payments of cash in lieu of the issuance of fractional shares in connection therewith.

9.08 Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the Closing Date, except (a) to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower, or (b) with the prior written consent of the Administrative Agent, not to be unreasonably withheld, delayed or conditioned.

9.09 Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer, abandon, allow to lapse or otherwise dispose of any of its property (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a) sales, leases and licenses of inventory in the ordinary course of its business;

(b) the forgiveness, release or compromise of any amount owed in the ordinary course of business;

(c) Asset Sales that constitute outbound licenses permitted pursuant to Section 9.13(b);

(d) (i) transfers of property by any Obligor to any other Obligor, (ii) transfers of property by any Subsidiary which is not an Obligor to any Subsidiary, (iii) transfers of property (other than Material Intellectual Property not permitted by Section 9.16) by any Obligor to any Subsidiary permitted by Sections 9.05(k), 9.05(m) or 9.05(n);

(e) dispositions of any property that is surplus, obsolete or worn out or no longer used or useful in the business of the Borrower or any of its Subsidiaries;

(f) to the extent consisting of a transaction expressly permitted under Sections 9.02, 9.03, 9.05, 9.06, 9.13 or 9.16;

(g) transfers or the use of cash and Permitted Cash Equivalent Investments in a manner not prohibited by this Agreement;

(h) the lapse or abandonment of Obligor Intellectual Property owned by an Obligor that is not Material Intellectual Property and which, in the good-faith judgment of the Borrower, is not commercially reasonably to continue to maintain;

(i) licenses entered into in the ordinary course of business of Obligor Intellectual Property or other property owned by an Obligor that are permitted pursuant to Section 9.13(b);

(j) [reserved];

(k) sales of Inventory and sales equipment by an Obligor to an Excluded Foreign Subsidiary in the ordinary course of business and on arm’s length terms for fair market value, book value or pursuant to a bona fide and customary intercompany transfer pricing arrangement, provided that all consideration therefor consists of cash and Permitted Cash Equivalent Investments;

(l) leases or subleases of real property or non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) to third parties, and the exercise of termination rights with respect to any such lease, sublease license or sublicense, in each case not interfering with the business of the Borrower and its Subsidiaries;

(m) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and the sale, lease, assignment, license, sublease, write-off or discount of inventory, equipment, accounts receivable, notes receivable or other current assets or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof, in each case in the ordinary course of business or consistent with industry practice and not in connection with any financing activity;

(n) dispositions of non-core assets acquired in a Permitted Acquisition (other than Intellectual Property), which disposition (i) does not exceed 25% of the consideration for such Permitted Acquisition and (ii) is consummated within twelve (12) months of completion of such Permitted Acquisition;

(o) dispositions resulting from any casualty or other insured damage (but not business interruption insurance) to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset;

(p) the early termination or modification of any contract resulting in the receipt of a cash payment or other consideration in exchange for such event (including payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification);

(q) disposition of assets (other than Intellectual Property) at fair market value to the extent that such assets are exchanged for credit against the purchase price of substantially concurrently purchased similar replacement assets;

(r) sales, forgiveness or discounting, on a non-recourse basis of past due accounts in connection with the collection or compromise thereof or in connection with the bankruptcy or reorganization of suppliers or customers; and

(s) other Asset Sales (other than of Intellectual Property) not exceeding $1,000,000 (or the Equivalent Amount in other currencies) in the aggregate for all Obligors and their Subsidiaries in any fiscal year of the Borrower.

9.10 Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions between or among Obligors or existing on the Closing Date and identified in Schedule 9.10;

(b) in connection with (i) the Transactions, (ii) any transactions between or among Obligors, on the one hand, and Subsidiaries that are not Obligors, on the other hand, and (iii) any other transactions permitted under Section 9.01, 9.03(b), (c), (d), (g), (h), 9.05, 9.06, 9.09 or 9.16; provided that the terms thereof are no less favorable (including the amount of cash received by an Obligor) to any Obligor than those that would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower;

(c) (i) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any of its Subsidiaries in the ordinary course of business, and (ii) reasonable and customary expense reimbursements paid to members of the Board of the Borrower or any Subsidiary; and

(d) any other transaction that is on terms that are fair and reasonable and no less favorable to an Obligor or Subsidiary, as applicable, than could obtain in an arm’s-length transaction with a Person that is not an Affiliate of such Obligor or such Subsidiary.

9.11 Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by Law or by the Loan Documents, (ii) the Restrictive Agreements listed on Schedule 7.15, which Restrictive Agreements may not be amended or otherwise modified without the consent of the Administrative Agent, (iii) restrictions or conditions imposed by the definitive documentation governing Permitted Indebtedness permitted under Section 9.01(b) and Section 9.01(g); provided, that, for purposes of this Section 9.11(b), such restrictions apply only to the property or assets securing such Permitted Indebtedness, (iv) customary provisions restricting assignments, licensing, sublicensing, leasing, subletting or other transfers contained in leases, licenses, sublicenses, subleases and similar provisions in connection with agreements entered into in the ordinary course of business; provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, sublicenses, subleases or similar agreements, as the case may be, and (vi) restrictions and conditions in any agreement at the time a Person becomes a Subsidiary of the Borrower provided such agreement was not entered into in anticipation or contemplation of such Person becoming a Subsidiary of the Borrower and such restriction relates solely to such Person and/or its assets.

9.12 Modifications and Terminations of Material Agreements and Organic Documents. Such Obligor will not, and will not permit any of its Subsidiaries to,

(a) waive, amend, terminate, replace or otherwise modify, or fail to comply with, any term or provision of any of its Organic Documents, in any manner that would reasonably be expected to be materially adverse to the interests of the Secured Parties in their capacities as such; or

(b) take or omit to take any action that permits, causes or results in any Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration (in each case, unless such terminated Material Agreement is replaced with another agreement that, viewed as a whole, is on equal or better terms for the Borrower or such Subsidiary), except to the extent such omission or action would not reasonably be expected to have or result in a Material Adverse Effect.

9.13 Inbound and Outbound Licenses.

(a) Inbound Licenses. Except as disclosed on Schedule 9.13(a), no Obligor will, nor will it permit any of its Subsidiaries to, become or remain bound by any inbound license agreement or similar agreement in respect of Intellectual Property requiring any such Person, during any twelve (12) month period during the term of such agreement, to make aggregate payments in excess of $2,500,000 (or the Equivalent Amount in other currencies) for any such individual agreement or in excess of $5,000,000 (or the Equivalent Amount in other currencies) when taken together with all other such agreements, unless (i) the Borrower has provided prior written notice to the Administrative Agent of the material terms of such agreement with a description of its anticipated and projected impact on the relevant Obligor’s consolidated business or financial condition, (ii) such agreement has been approved pursuant to the Borrower’s internal customary approval process for inbound licenses, and (iii) the Borrower has taken such commercially reasonable actions as the Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted a valid and perfected Lien on such agreement for the benefit of the Secured Parties and the right to fully exercise its rights under any of the Loan Documents, including upon the occurrence and continuance of any Event of Default; provided that licenses to off-the-shelf software, open source code and/or application programming interfaces of others that are commercially available to the public under shrink-wrap licenses, clickwrap licenses, online terms of service or other terms of use or similar agreements shall not be prohibited by or subject to this Section 9.13(a).

(b) Outbound Licenses. Except as disclosed on Schedule 9.13(b), no Obligor will, nor will it permit any of its Subsidiaries to, become or remain bound by any outbound license of, or other grant of right under or in respect of, Intellectual Property unless the foregoing (i) is duly authorized by the Borrower in accordance with its customary internal approval process for outbound licenses and is entered into on an arm’s-length basis and in the ordinary course of business, (ii) is entered into for the purpose of Product Development and Commercialization Activities with respect to a Product, (iii) does not otherwise constitute an Asset Sale prohibited under Section 9.09, (iv) to the extent such Intellectual Property subject to such outbound license constitutes Collateral, does not impair the Secured Parties from fully exercising their rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of such Intellectual Property upon the exercise of remedies, (v) is exclusive only with respect to geographical locations, and (vi) other than annual renewals substantially in accordance with standard industry practice that the applicable Obligor or Subsidiary may opt out of, and other than non-exclusive licenses granted in the ordinary course of business in connection with the sale or lease of Products, is not perpetual or functionally or substantially perpetual.

9.14 Sales and Leasebacks. Except as disclosed on Schedule 9.14, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Finance Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Obligor or Subsidiary has sold or transferred or is to sell or transfer to any other Person, and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15 Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance in all material respects with all applicable Environmental Laws or where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.

9.16 Excluded Foreign Subsidiaries.

(a) Borrower shall not at any time, measured at the end of each month, permit the aggregate amount of cash and Permitted Cash Equivalent Investments held by Excluded Foreign Subsidiaries (collectively) to exceed $6,000,000 (or the Equivalent Amount thereof in other currencies).

(b) No Obligor shall make any Asset Sale to or Investment in any Excluded Foreign Subsidiary other than Investments permitted to be made pursuant to Sections 9.05(k), 9.05(m) and 9.05(n) and the Asset Sales permitted to be made pursuant to Section 9.09(k).

(c) No Obligor will, or will permit any of their respective Subsidiaries to, commingle any of its assets (including any bank accounts, cash or cash equivalents) with the assets of any Person other than an Obligor.

(d) Borrower shall not permit any Excluded Foreign Subsidiary to own, or have an exclusive license in respect of, any Material Intellectual Property.

9.17 Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.18 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that would reasonably be expected to result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan, (ii) any other ERISA Event that would, in the aggregate, reasonably be expected to cause any of the Obligors to incur a material liability, (iii) any event that would reasonably be expected to result in the imposition of a Lien with respect to any Benefit Plan.

SECTION 10

FINANCIAL COVENANTS

10.01 Minimum Liquidity. The Borrower shall at all times maintain minimum Liquidity of four million dollars ($4,000,000).

10.02 Minimum Revenue. On each calculation date set forth below (each, a “Calculation Date”), Revenue for the trailing twelve consecutive month period ended on such Calculation Date shall not be less than the amount set forth opposite such Calculation Date:

Calculation Date	Revenue ($)
March 31, 2026	$85,000,000
June 30, 2026	$85,000,000
September 30, 2026	$85,000,000
December 31, 2026	$85,000,000
March 31, 2027	$85,000,000
June 30, 2027	$85,000,000
September 30, 2027	$85,000,000
December 31, 2027	$85,000,000
March 31, 2028	$85,000,000
June 30, 2028	$85,000,000
September 30, 2028	$85,000,000
December 31, 2028	$85,000,000
March 31, 2029	$87,500,000
June 30, 2029	$91,500,000
September 30, 2029	$94,500,000
December 31, 2029	$97,500,000
March 31, 2030	$100,000,000
June 30, 2030	$104,500,000
September 30, 2030	$105,000,000
December 31, 2030	$107,500,000

SECTION 11

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal or Interest Payment Default. The Borrower shall fail to pay: (i) when and as the same shall become due and payable, any amount of principal of on the Loans, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) within three (3) Business Days after the same shall become due and payable, any interest on the Loans.

(b) Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries under or in connection with this Agreement or any other Loan Document, or in any certificate furnished by the Borrower or any Subsidiary pursuant to or in connection with this Agreement or any other Loan Document shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.01, 8.02, 8.03 (with respect to the Borrower’s existence), 8.11, 8.12, 8.18, Section 9 or Section 10.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days.

(f) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any Obligations), when and as the same shall become due and payable after giving effect to any applicable grace or cure period and following all required notices as originally provided by the terms of such Material Indebtedness.

(g) Other Defaults on Other Indebtedness. There occurs and continues beyond any applicable grace or cure period and following all required notices as originally provided by the terms of any Hedging Agreement or Material Indebtedness (as applicable) (i) under any Hedging Agreement an early termination date (as defined in such Hedging Agreement) resulting from (x) any event of default under such Hedging Agreement as to which any Obligor is the defaulting party (as defined in such Hedging Agreement) or (y) any termination event (as defined in such Hedging Agreement) under such Hedging Agreement as to which any Obligor or any of its Subsidiaries is an affected party (as defined in such Hedging Agreement) and, in either event, the termination value (if determined in accordance with the Hedging Agreement) or the amount determined as the mark-to-market value (if the termination value has not been so determined) for such affected Hedging Agreement that is owed by such Obligor or such Obligor’s Subsidiaries as a result thereof is greater than $1,000,000 (or the Equivalent Amount in other currencies) or (ii) any event or condition other than as contemplated by Section 11.01(f) that (x) results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to any Material Indebtedness that becomes due as a result of the voluntary sale or transfer of any property or assets constituting collateral for purposes of securing such Material Indebtedness so long as such Material Indebtedness is repaid in full substantially contemporaneously with such sale or transfer.

(h) Insolvency, Bankruptcy, Etc. Other than in relation to a voluntary liquidation permitted by Section 9.03(c):

(i) Any Obligor or any of its Subsidiaries fails to be Solvent or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its Indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii) Any Obligor or any of its Subsidiaries files a petition for bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii) Any Obligor or any of its Subsidiaries institutes any proceeding seeking to adjudicate it as insolvent, or seeking liquidation, dissolution, winding-up, reorganization, administration, moratorium, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), composition or similar relief with respect to it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv) Any Obligor or any of its Subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, compulsory manager, receiver, administrative receiver and manager or other similar official for it or any substantial part of its property.

(v) Any Obligor or any of its Subsidiaries takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi) Any petition is filed, application made or other proceeding instituted against or in respect of any Obligor or any of its Subsidiaries:

(A) seeking to adjudicate it as insolvent;

(B) seeking a receiving order against it;

(C) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement, composition or similar relief with respect to it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, administration, moratorium, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, compulsory manager, receiver, administrative receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Obligor or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if such Obligor or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii) Any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in Section 11.01(h) above.

(viii) A Swiss Insolvency Event occurs.

(i) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (or the Equivalent Amount in other currencies) (to the extent not covered by independent third party insurance as to which the insurer has been notified of the potential claim and has not disputed coverage) shall be rendered against any Obligor or any of its Subsidiaries and the same shall remain undischarged, unsatisfied or undismissed for a period of sixty (60) consecutive calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to with a book value of $1,000,000 (or the Equivalent Amount in other currencies) or more enforce any such judgment.

(j) ERISA and Pension Plans. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

(k) Change of Control. A Change of Control shall have occurred.

(l) Material Adverse Change, Etc. A Material Adverse Change or Material Regulatory Event shall have occurred.

(m) Impairment of Security, Etc. Subject in all respects to any applicable post-closing periods and certain other time periods and exceptions under the Loan Documents for any Obligor or Subsidiary to take perfection actions, if any of the following events occur (i) any Lien created by any of the Security Documents over Collateral that, individually or in the aggregate, has a fair market value (as reasonably determined by the Administrative Agent) in excess of $500,000 (or the Equivalent Amount in other currencies) shall at any time not (except as expressly permitted by the terms of any Loan Document) constitute a valid and perfected (to the extent required by the Security Documents) Lien on the applicable Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) any material rights or remedies of the Secured Parties (or their ability to exercise such rights or remedies) as secured creditors under and pursuant to the Security Documents are diminished, impeded or otherwise impaired (including the exercise of acceleration, foreclosure and related rights upon the occurrence and continuance of an Event of Default), (iii) any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) (other than Warrant Obligations) shall for whatever reason cease to be in full force and effect other than, in each case of clauses (i) through (iii) (A) expiration or release in accordance with the terms of the relevant Loan Document, or (B) to the extent resulting solely from any actions or inactions on the part of the Administrative Agent and/or any Lender (where applicable, despite timely receipt of information regarding the Borrower to the extent required by this Agreement), (iv) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature, priority or enforceability of any such Lien, Loan Document or Guarantee, or (v) any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents such Obligor from selling or manufacturing the Products.

11.02 Remedies. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such event, the Administrative Agent may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the unpaid principal amount of all Loans (at the Redemption Price therefor), all interest accrued and unpaid thereon, and all other amounts owing and payable under the Loan Documents, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor to the extent permitted by Law, and (iii) exercise any and all rights and remedies available to the Lenders under the Loan Documents, at equity or applicable law; and in case of an Event of

Default described in Section 11.01(h), the Commitment shall automatically terminate and the Obligations (other than Warrant Obligations) shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor to the extent permitted by Law.

11.03 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, all payments received on account of the Obligations (other than Warrant Obligations) shall be applied by the Administrative Agent as follows:

(a) first, to payment of that portion of the Obligations (excluding Warrant Obligations) constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 14.03) payable to the Administrative Agent in its capacity as such;

(b) second, to payment of that portion of the Obligations (excluding Warrant Obligations) constituting fees, premiums (including the Prepayment Premium) indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 14.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to payment of that portion of the Obligations (excluding Warrant Obligations) constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, to payment of that portion of the Obligations (excluding Warrant Obligations) constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them;

(e) fifth, to the payment in full of all other Obligations (including payment of the Prepayment Premium, but excluding Warrant Obligations), in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f) finally, the balance, if any, after all Obligations (other than Warrant Obligations) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

SECTION 12

THE ADMINISTRATIVE AGENT

12.01 Appointment and Duties. Subject in all cases to clause (c) below:

(a) Appointment of the Administrative Agent. Each Lender hereby appoints Perceptive Credit Holdings V, LP (together with any successor Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries party thereto, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under the Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized by each Lender, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other Insolvency Proceeding); provided that (x) the Administrative Agent shall only be required to act in such agency capacity if it has notified the Borrower and the Lenders in writing that it has elected to do so, and (y) so long as the Administrative Agent has not delivered any such election notice it shall not be deemed to be acting as a disbursing and collecting agent for any other Lender or Secured Party and no Person shall be authorized to make any payment to the Administrative Agent for such purpose, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account (other than an Excluded Account) maintained by a Obligor with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto to facilitate the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “Administrative Agent” and “Collateral Agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c).

12.02 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion.

(a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, Law or the best interests of the Administrative Agent or any of its Affiliates or Related Persons.

12.04 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by the Administrative Agent.

12.05 Reliance and Liability.

(a) The Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) Neither the Administrative Agent nor any of its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Obligor hereby waive to the extent permitted by applicable Law and shall not assert (and each Obligor shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting directly from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein; provided that the resignation of the Administrative Agent pursuant to Section 12.09 at any time, under any circumstance, shall not constitute grossly negligent behavior or willful misconduct. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or Knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders).

With respect to each of the items set forth in clauses (i) through (iv) above, each Lender and each Obligor hereby waives and agrees not to assert (and each Obligor shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06 The Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests or the equivalents of, engage in any kind of business with, any Obligor, any Subsidiary of any Obligor or any Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

12.07 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor or any of its Subsidiaries) promptly upon demand for such Lender’s pro rata share of any reasonable documented out of pocket costs and expenses (including reasonable documented out of pocket fees, charges and disbursements of financial advisor, one legal counsel and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor or any of its Subsidiaries), from and against such Lender’s aggregate pro rata share of the liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09 Resignation of the Administrative Agent.

(a) At any time upon written notice, the Administrative Agent may resign as the “Administrative Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Administrative Agent), effective on the date set forth in such notice, which effective date shall not be less than ten (10) Business Days or more than thirty (30) days following delivery of such notice. If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent who shall be reasonably acceptable to the Borrower; provided that if a successor Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor Administrative Agent.

(b) Effective immediately upon its resignation, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because such Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent will continue to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as the Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

12.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate), and such Liens shall be automatically released (to the extent not subordinated in the case of Section 12.10(b)(ii)) upon the following:

(a) any Obligor or any Subsidiary of any Obligor from its Guarantee of any Obligation of any Obligor if all of the Equity Interests in such Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to Guarantee any Obligations pursuant to Section 8.12(a); and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 9.02(c) and (iii) all of the Collateral and all Obligors, upon (w) termination of the Commitments, (x) payment and satisfaction in full of all Loans and all other Obligations (other than Warrant Obligations and other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document survive repayment of the Loans for which no claim has been made), (y) deposit of cash collateral with respect to all contingent Obligations (other than Warrant Obligations), in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnified Party that is owed such Obligations and (z) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Obligors each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Guarantees and Liens when and as directed in this Section 12.10.

12.11 Additional Secured Parties. The benefit of the provisions of this Agreement and the Loan Documents directly relating to the Collateral or any Lien granted hereunder or thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (ii) the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to any action taken or omitted in respect of the Collateral or under any Loan Document.

12.12 Swiss Security Documents.

(a) In relation to any Swiss Security Document:

(i) The Collateral Agent hereby accepts to hold, administer and (subject to the same having become enforceable) realize or otherwise exercise or refrain from exercising any right, power, authority or discretion vested in it as Collateral Agent:

(A) any right of pledge (Pfandrecht) or other accessory security interest (akzessorische Sicherheit) as direct representative (direkter Stellvertreter) in the name and on behalf of all other Secured Parties; and

(B) any security assignment (Sicherungsabtretung), transfer for security purposes (Sicherungsübereignung) or other non-accessory security interest (nicht akzessorische Sicherheit) on a fiduciary basis for itself and as indirect representative (indirekter Stellvertreter) in its own name but for the benefit of the other Secured Parties, in each case, in accordance with such Swiss Security Document and the other Loan Documents.

(ii) Each present and future Secured Party (other than the Collateral Agent) hereby authorizes the Collateral Agent in relation to any right of pledge (Pfandrecht) or other accessory security interest (akzessorische Sicherheit) to:

(A) act on its behalf in connection with the preparation, negotiation, execution and delivery of such Swiss Security Documents and the perfection of security interests created pursuant to the Swiss Security Documents (the “Swiss Security”);

(B) accept, hold, administer and (subject to the same having become enforceable) realize such Swiss Security or otherwise exercise or refrain from exercising any right, power, authority or discretion vested in it as Collateral Agent as its direct representative (direkter Stellvertreter) under or pursuant to such Swiss Security Document and the other Loan Documents;

(C) act, prepare, negotiate, execute and deliver as its direct representative (direkter Stellvertreter), subject to the terms of this Agreement and such Swiss Security Document, any necessary confirmations, amendments, alterations, modifications or releases of, or accessions to, such respective Swiss Security Document.

(iii) Each Secured Party which becomes a party to this Agreement or any other Loan Document after the date hereof ratifies and approves all acts, statements and declarations previously made by the Collateral Agent on behalf of such Secured Party in relation to the acceptance or creation of any right of pledge (Pfandrecht) or other accessory security interest (akzessorische Sicherheit) granted or expressed to be granted to such Secured Party under or pursuant to such Swiss Security Document.

(b) This Section 12.12 shall be governed by Swiss law.

SECTION 13

GUARANTEE

13.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally Guarantee to the Administrative Agent and the Lenders, and their successors and permitted assigns, the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations (other than Warrant Obligations) from time to time owing to the Administrative Agent or the Lenders by the Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower or any other Obligor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other Guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document, agreement or instrument referred to herein shall be waived or any other Guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any Lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive to the fullest extent permitted by applicable Law diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or the Lenders exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other Guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Administrative Agent and the Lenders on demand for all reasonable and documented out of pocket costs and expenses (including reasonable and documented out of pocket fees of one legal counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

13.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document survive repayment of the Loans for which no claim has been made) and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their Guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations (excluding Warrant Obligations) of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the Guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213 to the extent permitted by such law.

13.07 Continuing Guarantee. The Guarantee in this Section 13 is a continuing Guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 13.08 shall be subordinate and subject in right of payment to the prior payment in full of the Guaranteed Obligations and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 13.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of Equity Interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

13.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise, taking into account the provisions of Section 13.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

13.10 Swiss Limitations. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the obligations of any Swiss Subsidiary and the rights of the Administrative Agent or the Lenders under this Agreement or any other Loan Document are subject to the following limitations:

(a) If and to the extent a Swiss Subsidiary becomes (directly or indirectly) liable (including, without limitation, under a guarantee granted, indemnity or other security or obligation assumed by it) under this Agreement or any other Loan Document for obligations of any of its (direct or indirect) Affiliates other than its direct or indirect wholly-owned Subsidiaries (upstream or cross-stream) (the “Upstream or Cross-Stream Obligations”) and if and to the extent payment under such guarantee or indemnity or the application of any proceeds resulting from the enforcement of any such other obligation to discharge the Upstream or Cross-Stream Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) or a (constructive) repayment of statutory capital reserves (Rückzahlung der gesetzlichen Kapitalreserve) under Swiss corporate law or would otherwise not be permitted by applicable law, then the payment obligations under any such guarantee or indemnity or the application of any proceeds resulting from the enforcement of any such other obligation to be used to discharge the Upstream or Cross-Stream Obligations shall be limited to the maximum amount of the relevant Swiss Subsidiary’s freely disposable shareholder or quotaholder equity at the time payment is requested or at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable law at that time; provided, further, that such limitation shall not free such Swiss Subsidiary from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable law. This Maximum Amount of freely disposable shareholder or quotaholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the relevant Swiss Subsidiary on the basis of an audited interim balance sheet as of that time.

(b) In respect of Upstream or Cross-Stream Obligations, the relevant Swiss Subsidiary shall (and, with respect to sub-paragraph (iii) below, each Obligor shall), as concerns the payment under any guarantee or indemnity or the application of any proceeds resulting from the enforcement of any other obligation assumed by the relevant Swiss Subsidiary under this Agreement or any other Loan Document and in case the Swiss Subsidiary is obliged to pay Swiss Withholding Tax in relation thereto by applicable law (including tax treaties) in force at the relevant time:

(i) use reasonable efforts that such payment can be made, or enforcement proceeds can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of Swiss Withholding Tax by discharging the liability to Swiss Withholding Tax by notification pursuant to applicable law (including tax treaties) rather than payment of Swiss Withholding Tax;

(ii) if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct Swiss Withholding Tax at such rate (currently 35% at the date of this Agreement) as is in force from time to time from any such payment or enforcement proceeds used to discharge Upstream or Cross-Stream Obligations, and pay, without delay, any such Swiss Withholding Tax deducted to the Swiss Federal Tax Administration;

(iii) notify the Administrative Agent that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or such Swiss Withholding Tax deducted has been paid to the Swiss Federal Tax Administration, as the case may be; and

(iv) in the case of a deduction of Swiss Withholding Tax use its reasonable efforts that it or any Obligor, which is entitled to a full or partial refund of Swiss Withholding Tax deducted from such payment or enforcement proceeds, will, as soon as possible after such deduction:

(A) request a refund of Swiss Withholding Tax under applicable Law (including tax treaties); and

(B) pay to the Administrative Agent upon receipt any amount so refunded.

(c) Each Obligor and the relevant Swiss Subsidiary shall promptly take and promptly cause to be taken any action, including the following:

(i) the passing of any shareholders’ or quotaholders’ resolutions to approve the payment or use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time payment is requested or at the time of enforcement in order to allow a prompt payment or use of the enforcement proceeds;

(ii) preparation of an up-to-date audited balance sheet of the relevant Swiss Subsidiary;

(iii) confirmation of the auditors of the relevant Swiss Subsidiary that the relevant amount represents the Maximum Amount;

(iv) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends and/or capital reductions (in each case, to the extent permitted by mandatory Swiss law);

(v) revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(vi) to the extent permitted by applicable Law and Swiss accounting standards, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the relevant Swiss Subsidiary’s business (nicht betriebsnotwendig); and

(vii) all such other measures necessary or useful to allow the relevant Swiss Subsidiary to make payments or use enforcement proceeds as agreed.

SECTION 14

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid.

14.03 Expenses, Indemnification, Etc.

(a) Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse;

(i) the Administrative Agent and the Lenders for all of their reasonable documented out of pocket costs and expenses (including, without limitation, the reasonable documented fees and expenses of Proskauer Rose LLP, special counsel to the Administrative Agent and the Initial Lender, or the reasonable and documented fees, disbursements and other charges of one other legal counsel (other than Proskauer Rose LLP) for the Administrative Agent and the Lenders (including any local counsel, limited to one firm per relevant jurisdiction for the Lenders and, if necessary, for the Administrative Agent, taken as a whole) and any sales, goods and services or other similar Taxes applicable thereto, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), and the Administrative Agent and the Lenders agree to apply the Expense Deposit to such costs and expenses, (y) reasonable documented out of pocket post-closing costs (including, without limitation, reasonable documented out of pocket costs and expenses associated with the maintenance and preservation of Liens and related rights in respect of the Collateral) and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); and

(ii) the Administrative Agent and the Lenders for all of their reasonable documented out of pocket costs and expenses (including the reasonable documented out of pocket fees and expenses of one lead counsel for all the Administrative Agent and the Lenders, together, and one additional local outside counsel in each material jurisdiction or discipline in each case for the Administrative Agent and the Lenders together and, in the case of actual conflict of interest, one additional such set of applicable counsel) in connection with any workout, restructuring or negotiations in respect thereof, in connection with any action to protect, collect, sell, liquidate or dispose of any Collateral and in connection with any litigation, arbitration or other contest, dispute, suit, or proceeding relating to any of the foregoing and, to the extent approved by the Borrower, external tax professionals, accounting professionals, and other consultants and advisors of the Administrative Agent and of each Lender.

(b) Exculpation, Indemnification, etc.

(i) In no event shall any Obligor or Subsidiary thereof, the Administrative Agent, any Lender, any successor, transferee or assignee of the Administrative Agent or any Lender, or any of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors or controlling parties (each, an “Exculpated Party”) have any obligation or responsibility for (and the Obligors and each other party hereto jointly and severally waive any Claims they may have in respect of) any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans; provided that nothing in this clause (i) shall relieve any Obligor of any obligation such Obligor may have to indemnify an Indemnified Party, as provided in clause (ii) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party. Each Obligor agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any Claim against any Exculpated Party with respect to any of the foregoing.

(ii) Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent, the Lenders, and their respective successors, transferees or assigns and their Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (limited to, in the case of legal counsel, the reasonable and documented (in reasonable detail) charges and disbursements of one lead counsel for all Indemnified Parties, together, and one additional local outside counsel in each material jurisdiction or discipline in each case for the Indemnified Parties together and, in the case of actual conflict of interest, one additional such set of applicable counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by any Obligor, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except (x) to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s material breach, gross negligence or willful misconduct, (y) result from a claim brought by any Obligor against an Indemnified Party for a breach in bad faith of such Indemnified Party’s funding obligations hereunder, if such Obligor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) any dispute solely among Indemnified Parties. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of proceeds of the Loans. This Section 14.03(b)(ii) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

14.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement or any other Loan Document may be amended, modified or supplemented, or any consent or waiver with respect thereto may be granted, only by an instrument in writing signed by the Borrower, the Administrative Agent and the Required Lenders; provided that:

(a) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Section 12 or the application thereof) unless in writing and signed by the Administrative Agent in addition to any signature otherwise required;

(b) with respect to any amendment, modification, discharge, termination or waiver of this Agreement or any other Loan Document that would decrease the amount of any Lender’s Loans, reduce the fees payable to such Lender, reduce interest rates or other amounts payable with respect to such Lender’s Loans, extend any date fixed for payment of principal, interest or other amounts payable to such Lender relating to such Loans or extend the repayment dates of the Loans, the consent of such Lender shall be required;

(c) any amendment, modification, discharge, termination or waiver of any Security Document if the effect is to release a material part of the Collateral subject thereto (other than amendments, modifications, discharges, terminations or waivers that are permitted pursuant to the terms hereof or thereof) will require the consent of all Lenders; and

(d) amendments or waivers to this Section 14.04 will require the consent of all Lenders;

(e) any amendment that would alter the ratable sharing of payments or order of payments as contemplated herein shall require the consent of all Lenders directly and adversely affected thereby;

(f) any amendment or modification that extends or increases the Commitment of any Lender shall require the consent of such Lender (it being understood that a waiver of any condition precedent to funding or the waiver of any Default, Event of Default or mandatory prepayment of the Loans shall not constitute an extension or increase of any Commitment of any Lender); and

(g) any amendment or modification that postpones any date scheduled for, or reducing the amount of, any payment of principal or any payment of fees or premiums hereunder or under any Loan Document with respect to payments to any Lender shall require the written consent of such Lender;

provided that, notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver, consent or other modification of a Loan Document, except that (x) any amendment, waiver, consent or modification that requires the consent of all Lenders, all affected Lenders, or all Lenders directly and adversely affected thereby pursuant to clauses (a)-(g) above shall require the consent of each applicable Defaulting Lender, and (y) if a Defaulting Lender is the only Lender hereunder, such Defaulting Lender shall maintain its right to approve or disapprove any amendment, waiver, consent or other modification of any Loan Document.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that the Obligors may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Administrative Agent. Any of the Lenders may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any of the Lenders may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), at any time assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) and the other Loan Documents; provided that no such assignment shall be made to the Borrower, an Affiliate of the Borrower, or any employees or directors of the Borrower at any time; provided, further, that the assigning Lender shall provide a notice to the Borrower of such assignment promptly after such assignment. Subject to the recording thereof by the Lenders pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lenders under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(c) Amendments to Loan Documents. Each of the Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the name and address of any assignee of the Lenders and the Commitment and outstanding principal amount of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any of the Lenders may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or any Obligor or any of such Obligor’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Lenders in connection therewith, (iv) the Participant has agreed to keep information with respect to this Agreement confidential in accordance with this Section 14.16, and (v) so long as no Event of Default has occurred and is continuing a Participant may not be any Person other than an Eligible Transferee. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to this Section 14.05(e), Section 14.05(f), and provided that the Participant complies with the obligations imposed on the Lenders under Article 5, the Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b), provided, that such Participant (A) agrees to be subject to Section 5 as if it were an assignee under Section 14.05(b); and (B) shall not be entitled to receive any greater payment under Section 5 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, in each case that occurs after the Participant acquired the applicable participation. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were the Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, letters of credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The documentation required under Section 5.03(f) from Participants shall be delivered to the Lender. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that (i) the sale of the participation to such Participant is made with the Borrower’s prior written consent and with disclosure in reasonable detail to the Borrower of any greater payment owed to such Participant, or (ii) the need for the greater payment results from a change in applicable Law after the Participant acquired the relevant participation.

(g) Certain Pledges. The Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

14.06 Survival. The obligations of the Borrower under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and 14.16, and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations (other than Warrant Obligations and inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document survive repayment of the Loans for which no claim has been made) and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a Contract or other record and adopted by a Person with the intent to sign, authenticate or accept such Contract or record and (y) any pdf signature) hereto or the other Loan Documents or to any other certificate, agreement or document related to any Loan Document or the Transactions, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state Law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Administrative Agent and the Lenders only and, as a result, neither the Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any applicable Law, the Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or the Lenders to serve any process or summons in any other manner permitted by applicable Law.

(c) Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by applicable Law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by applicable Law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH OBLIGOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to so claim and hereby irrevocably waives to the fullest extent permitted by applicable Law such immunity with respect to its Obligations under this Agreement and the other Loan Documents.

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15 No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16 Confidentiality. The Administrative Agent and each Lender agree to keep confidential in accordance with its customary procedures for handling its own confidential information all non-public information provided to them in writing by or on behalf of any Obligor or any of its Subsidiaries pursuant to any Loan Document; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative Agent, any other Lender, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b) that prior to such disclosure has agreed to keep the information confidential in accordance with this Section 14.16, (ii) subject to an agreement to comply with the provisions of this Section 14.16, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates who have a need to know such information and who are instructed to keep such information confidential (collectively, its “Related Parties”), (iv) upon the request or demand of any Governmental Authority or any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law, (vi) if required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any

similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loan or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loan or (xi) to any other party hereto; provided, further, that, (1) neither the Administrative Agent nor any Lender shall use any Obligor’s non-public information for the purposes of engaging in hedging or short-selling activities of the Borrower’s Equity Interests and (2) unless specifically prohibited by applicable Law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority, regulatory authority, court or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

14.17 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower or any other Obligor against any and all of the Obligations (other than Warrant Obligations) now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Obligor may be contingent or unmatured or are owed to such Lender. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

14.18 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in US Dollars into another currency, the parties hereto agree, to the fullest extent permitted by applicable Law, that the rate of exchange used shall be the Exchange Rate.

(b) The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than US Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase US Dollars with such other currency. If the amount of US Dollars so purchased is less than the sum originally due to the Administrative Agent in US Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

14.19 Sharing of Payments by Lenders. If any Lender obtains any payment in respect of any principal of or interest on any Loan made by it, whether voluntarily or involuntarily, by way of setoff, counterclaim or other remedial action, independent agreement with any Obligor or otherwise, resulting in such Lender’s receiving payment of a proportion of the aggregate outstanding amount of the Loans and accrued interest thereon being greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Proportionate Shares of the aggregate amount of outstanding principal of and accrued interest on the Loans.

14.20 USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Act and the Beneficial Ownership Regulation.

14.21 Contractual Recognition of Bail-In(i) . Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of: (a) any Bail-In Action in relation to any such liability, including (without limitation): (i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability; (ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and (iii) a cancellation of any such liability; and (b) a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

14.22 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

14.23 Erroneous Payments

(a) Each Lender agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the

Administrative Agent in same day funds at the Federal Funds Rate and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation a waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to a Lender under this Section 14.23(a) shall be conclusive absent manifest error.

(b) Without limiting Section 14.23(a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) In this Section 14.23, “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next succeeding Business Day.

(d) Notwithstanding anything to the contrary in any Loan Document, no Obligor nor any of its Affiliates shall have any additional obligations or liabilities directly or indirectly arising out of this Section 14.23 in respect of any Erroneous Payment (including the repayment or recovery of any amounts) and, for clarity, it is understood and agreed that if an Obligor has paid any Obligations nothing in this Section 14.23 (or any equivalent provision) in connection therewith shall require any such Obligor or any of its Affiliates to pay additional amounts that are duplicative of such previously paid amounts.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

PULMONX CORPORATION

By	/s/ Derrick Sung
Name: Derrick Sung, Ph.D.
Title: Chief Financial Officer

Address for Notices:

Pulmonx Corporation 700 Chesapeake Drive
Redwood City, CA 94063
Attn:	Derrick Sung, Ph.D. and David Lehman
Email:	[***]

With copies to:

Cooley LLP 10265 Science Center Dr.
San Diego, CA 92121
Attn:	Matthew Scarano
Email:	[***]

INITIAL LENDER AND ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS V, LP

By Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Perceptive Credit Holdings V, LP c/o Perceptive Advisors LLC 51 Astor place, 10th floor
New York, NY 10003
Attn:	Sandeep Dixit
Email:	[***]

With copies to:

Proskauer Rose LLP
One International Place
Boston, MA 02110
Attn: Patrick Walling
Email: [***]

[Signature Page to Credit Agreement and Guaranty]

Schedule 1

to Credit Agreement

COMMITMENTS

INITIAL LOAN COMMITMENTS

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings V, LP	$40,000,000	100%

TOTAL	$40,000,000	100%

SECOND TRANCHE DELAYED DRAW LOAN COMMITMENTS

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings V, LP	$10,000,000	100%

TOTAL	$10,000,000	100%

THIRD TRANCHE DELAYED DRAW LOAN COMMITMENTS

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings V, LP	$10,000,000	100%

TOTAL	$10,000,000	100%

S-1